Exhibit 10.1

LOAN AGREEMENT

dated as of

April 8, 2014

by and among

114-15 GUY BREWER BOULEVARD, LLC, 49-19 ROCKAWAY

BEACH BOULEVARD, LLC, 612 WORTMAN AVENUE, LLC,

AND 23-85 87TH STREET, LLC, together with each other party

that may become a Borrower hereunder,

AS BORROWERS,

GTJ REIT, INC. AND GTJ REALTY, LP,

AS GUARANTORS

AND

CAPITAL ONE, NATIONAL ASSOCIATION,

AS LENDER

			Pages(s)

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1

	1.1	Specific Definitions	1
	1.2	Principles of Construction	32
	1.3	Accounting Terms; GAAP	32

2.	GENERAL LOAN TERMS		33

	2.1	Revolving Loans	33
	2.2	Loans and Borrowings	33
	2.3	Requests for Borrowings	34
	2.4	Letters of Credit	35
	2.5	Funding of Borrowings	39
	2.6	Interest Elections	39
	2.7	Termination and Conversion of the Commitments	40
	2.8	Repayment of Loans; Evidence of Debt	41
	2.9	Prepayment of Loans	42
	2.10	Fees	43
	2.11	Interest	43
	2.12	Break Funding Payments	45
	2.13	Use of Proceeds	45
	2.14	Swingline Loans	45
	2.15	Extension of Maturity Date	46
	2.16	Swap Agreements	47
	2.17	Increased Costs	49
	2.18	Deposit Unavailable	50
	2.19	Illegality	50
	2.20	Closing Conditions/Credit Event	50

3.	REPRESENTATIONS AND WARRANTIES		52

	3.1	Organization; Special Purpose	52
	3.2	Proceedings; Enforceability	53
	3.3	No Conflicts	53
	3.4	Litigation	53
	3.5	Agreements	53
	3.6	Title	53
	3.7	No Bankruptcy Filing	55
	3.8	Full and Accurate Disclosure	55
	3.9	Tax Filings	55
	3.10	ERISA	56
	3.11	Compliance	56
	3.12	Contracts	57
	3.13	Federal Reserve Regulations; Investment Company Act	57
	3.14	Easements; Utilities and Public Access	57
	3.15	Physical Condition	57

i

(continued)

			Pages(s)

	3.16	Borrowing Base Properties	58
	3.17	Fraudulent Transfer	59
	3.18	Purchase Options	60
	3.19	Management Agreement	60
	3.20	Hazardous Substances	60
	3.21	Name; Principal Place of Business	61
	3.22	Other Debt	61
	3.23	Insurance	61
	3.24	Own Behalf; For Own Account	61
	3.25	Anti-Money Laundering/International Trade Law Compliance	61
	3.26	Security Interests and Liens	62

4.	COVENANTS		63

	4.1	Financial Statements and Other Information	63
	4.2	Notices of Material Events	64
	4.3	Existence	65
	4.4	Taxes and Other Charges	65
	4.5	Access to Borrowing Base Properties	66
	4.6	Repairs; Maintenance and Compliance; Alterations	66
	4.7	Performance of Other Agreements	67
	4.8	Cooperate in Legal Proceedings	67
	4.9	Further Assurances	67
	4.10	Environmental Matters	67
	4.11	Title to the Property	70
	4.12	Special Purpose Entity	70
	4.13	Change in Business or Operation of Property	70
	4.14	Debt Cancellation	70
	4.15	Affiliate Transactions	70
	4.16	Zoning	70
	4.17	No Joint Assessment	71
	4.18	Principal Place of Business	71
	4.19	Change of Name, Identity or Structure	71
	4.20	Licenses	71
	4.21	Compliance with Restrictive Covenants, Etc.	71
	4.22	ERISA	71
	4.23	Liens	72
	4.24	Expenses	72
	4.25	Indemnity	73
	4.26	Patriot Act Compliance	74
	4.27	Borrower Accounts	74
	4.28	Security Deposits	74
	4.29	Mortgage Tax Reserve Amount	75
	4.30	Grant of Security Interest; Application of Funds	75
	4.31	Collateral Matters; Liens and Security Interest	75

(continued)

			Pages(s)

5.	NEGATIVE COVENANTS		78

	5.1	Financial Covenants	78
	5.2	Liens	81
	5.3	Fundamental Changes	81
	5.4	Indebtedness	82
	5.5	Transactions with Affiliates; Joint Ventures	82
	5.6	Restrictive Agreements	83
	5.7	Fiscal Year; Fiscal Quarters	83
	5.8	Employees	83
	5.9	ERISA	83
	5.10	Asset Sales	83
	5.11	Prohibited Transfers; REIT Covenants	84
	5.12	Management Fees	84
	5.13	Status	84
	5.14	Line of Business; Investments	84
	5.15	Zoning	86
	5.16	Borrowing Base Properties; Ground Leases	86

6.	NOTICES AND REPORTING		87

	6.1	Notices	87

7.	INSURANCE; CASUALTY; AND CONDEMNATION		87

	7.1	Insurance	87
	7.2	Casualty	90
	7.3	Condemnation	91
	7.4	Application of Proceeds or Award	92

8.	DEFAULTS		93

	8.1	Events of Default	93
	8.2	Remedies	97

9.	ASSIGNMENTS/PARTICIPATIONS		99

	9.1	Assignments	99
	9.2	Participations	100

10.	BORROWING BASE PROPERTIES		100

	10.1	Borrowing Base Properties	100
	10.2	Exclusion Events	105
	10.3	Addition and Removal of Borrowing Base Properties	106

11.	MISCELLANEOUS		109

	11.1	Full Recourse	109
	11.2	Brokers and Financial Advisors	109
	11.3	Survival	110
	11.4	Lender’s Discretion	110

(continued)

		Pages(s)

11.5	Governing Law	110
11.6	Modification, Waiver in Writing	111
11.7	Trial by Jury	111
11.8	Headings/Exhibits	111
11.9	Severability	111
11.10	Preferences	112
11.11	Waiver of Notice	112
11.12	Remedies of Borrower	112
11.13	Prior Agreements	112
11.14	Offsets, Counterclaims and Defenses	112
11.15	Publicity	113
11.16	Confidentiality	113
11.17	No Usury	113
11.18	Conflict; Construction of Documents	114
11.19	No Third Party Beneficiaries	114
11.20	Assignment	114
11.21	Set-Off	114
11.22	Keepwell in Respect of Swap Debt	115
11.23	Counterparts	115
11.24	Limitation on Liability of Lender’s Officers, Employees	115
11.25	Promotional Material	115

(continued)

Pages(s)

Schedules and Exhibits

Exhibit A	-	Loan Request
Exhibit B	-	Compliance Certificate
Exhibit C	-	Interest Rate Selection Request
Exhibit D	-	Form of Borrowing Base Certificate
Exhibit E	-	Joinder Agreement

Schedule I	-	Closing Borrowing Base Properties
Schedule II	-	Original GTJ Properties
Schedule III	-	Recently Contributed Wu/Lighthouse Properties
Schedule IV	-	Organizational Chart/Subsidiaries
Schedule V	-	Applicable Margin Leverage Ratio Grid
Schedule VI	-	Special Purpose Entity Requirements
Schedule VII	-	Closing Date Borrowing Base Calculation

v

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of April 8, 2014, is made by and among 114-15 GUY BREWER BOULEVARD, LLC, 49-19 ROCKAWAY BEACH BOULEVARD, LLC, 612 WORTMAN AVENUE, LLC, AND 23-85 87TH STREET, LLC, each a New York limited liability company (together with any other Borrowers that become a party to this Agreement pursuant to Section 10.3 hereof, each a “Borrower”, and collectively, the “Borrowers”), GTJ REIT, INC., a Maryland corporation and the sole general partner of Borrower (the “REIT”), GTJ REALTY, LP, a Delaware limited partnership (the “OP”, and together with the REIT, individually each a “Guarantor” and collectively, the “Guarantors”), and CAPITAL ONE, NATIONAL ASSOCIATION, as lender (in such capacity, the “Lender”).

With respect to the definition of “Borrower” and “Credit Party” hereunder or in any other Loan Document, except where the context otherwise provides, (i) any representations contained herein or in any other Loan Documents of Borrower or Credit Party shall be applicable to each Borrower or Credit Party, as applicable, (ii) any affirmative covenants contained herein or in any other Loan Documents of Borrower or Credit Party shall be deemed to be covenants of each Borrower or each Credit Party, as applicable, and shall require performance by all Borrowers or all Credit Parties, as applicable, (iii) any negative covenants contained herein or in any other Loan Documents of any Borrower or Credit Party shall be deemed to be covenants of each Borrower or each Credit Party, as applicable, and shall be breached if any Borrower or any Credit Party, as applicable, fails to comply therewith, (iv) the occurrence of a Default or Event of Default with respect to any Borrower or Credit Party shall be deemed to be a Default or Event of Default, as applicable, hereunder or thereunder, and (v) any Debt of Borrower (x) shall be deemed to include any Debt of the Borrower, or any Debt of any one of them, and (y) shall be joint and several. Each Credit Party recognizes that credit available to Borrower under the Loan is in excess of and on better terms than any Credit Party otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Credit Parties.

The Borrower has requested that the Lender make revolving loans to the Borrower in an aggregate principal amount of up to $45,000,000.00. The Lender is willing to make such loans to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms have the meanings set forth below:

“Accounts” shall have the meaning set forth in Section 4.27.

“Acquisition Cost” as to any Real Property shall mean the purchase price, prior to any adjustment for closing costs (including legal fees), rents and other accounts receivable, expenses including real estate taxes and other customary pro-rations, paid by Borrower or applicable Subsidiary of Borrower to acquire such Real Property.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Borrowing Base Net Operating Income” for any Borrowing Base Property for the four (4) fiscal quarters most recently ended, means the Net Operating Income of such Borrowing Base Property for such period (as adjusted pursuant to the provisions of Section 10.1.4) less Capital Reserves attributable to such period.

“Adjusted Net Operating Income” for any Real Property the value of which is included in the calculation of Total Asset Value for the four (4) fiscal quarters most recently ended means the Net Operating Income of such Real Property for such period less Capital Reserves attributable to such period.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternative Use Properties” means, collectively, that Borrowing Base Property located at 612 Wortman Avenue and any future Borrowing Base Properties in which the rental revenue generated from leases that do not conform to the highest and best use of the such Borrowing Base Property, as reasonably determined by Lender.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.25.

“Applicable Margin” means the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V.

“Applicable Taxes” has the meaning set forth in Section 2.8.3.

“Appraisal” means an appraisal of a Real Property, contracted by or approved by Lender and paid for by Borrower, prepared by an independent third-party appraiser certified in the State in which the applicable Real Property is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and otherwise in form and substance satisfactory to Lender.

“Appraised Value” as to any Real Property shall mean, as of any date of determination the “as-is” appraised value of such Real Property reflected in the Appraisal thereof most recently obtained by and approved by Lender.

“Approved Fund” means any entity that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Ground Lease” means, at any time, any ground lease (whether related to an interest in land alone or an interest in land and the improvements located thereon) with respect to any Real Property which is on terms and conditions that are reasonably acceptable to Lender, and: (a) under which a Borrower is the lessee or holds equivalent rights (including, without limitation, as a sublessee), (b) that has a remaining term of not less than forty (40) years (assuming the exercise of any extension options that are exercisable at the Borrower’s option) or be subject to a purchase option in favor of the Borrower that is exercisable in the sole discretion of the Borrower and is for a nominal purchase price, (c) under which any required rental payment, principal or interest payment or other payment due under such lease or sublease, as applicable, from the Borrower to the ground lessor is not more than thirty (30) days past due, (d) where no party to such lease or sublease, as applicable, is the subject of an Insolvency Proceeding, (e) where the Borrower’s interest in the Real Property or the lease or sublease, as applicable, is not subject to any Lien (other than Permitted Encumbrances), (f) contains provisions which create an obligation of the lessor to give the holder of any (i) recorded or unrecorded mortgage lien on such leased property or (ii) security interest in the Equity Interests of the owner of such leased property (provided such lessor has received written notice of either such lien or security interest) written notice of any defaults on the part of the Borrower and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure such defaults (after foreclosure, if necessary for such cure), and fails to do so, (g) contains provisions which permit the use of such Real Property for its then-current use, (h) contains provisions which provide for such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease or sublease, and (i) under which there exists no default or event of default by a ground lessor, which default or event of default has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the Borrower’s occupancy or other rights under the applicable ground lease or sublease.

“Asset” means, with respect to any Credit Party, any Real Property or other investment assets owned directly or indirectly by such Credit Party or any of its Subsidiaries from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by Lender and an assignee (with the consent of any party whose consent is required by Section 10.05), in a form approved by the Lender.

“Assignment of Agreements” means, collectively, each Assignment of Agreements, Licenses, Permits and Contracts from each Borrower to Lender, in form and substance reasonably acceptable to Lender and Lender’s counsel.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.4.2(c).

“Award” has the meaning set forth in Section 7.3.2.

“Bankruptcy Proceeding” has the meaning set forth in Section 3.7.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day or (c) the sum of (i)

the LIBOR Rate (for a one month Interest Period) plus (ii) 1%. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. For purposes of this definition, LIBOR referred to above shall be the rate for deposits in U.S. dollars for a one-month period in the London interbank market, as determined by Lender based on quotes or other information available to it, and shall not be required to be determined strictly in accordance with the requirements of the definition of “LIBOR” and the notice and other provisions applicable thereto as set forth herein.

“Base Rate Borrowing” or “Base Rate Loan” refer to, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning set forth in the Preamble. With respect to the definition of “Borrower”, except where the context otherwise provides, in the event more than one Person is Borrower hereunder, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of Borrower, or any Indebtedness and/or obligations of any one of them.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Base” shall mean during any fiscal quarter or portion thereof,

(i) the lesser of:

(a) the Commitment;

(b) the Value-Based Borrowing Base Limit; and

(c) the DSCR-Based Borrowing Base Limit;

Minus

(ii) the Mortgage Tax Reserve Amount.

“Borrowing Base Addition” has the meaning set forth in Section 10.3.

“Borrowing Base Asset Value” shall mean with respect to any Borrowing Base Property:

(a) until the date that is twelve (12) months from the Effective Date, the lesser of (i) the Acquisition Cost for such Borrowing Base Property or (ii) the Appraised Value of such Borrowing Base Property as determined prior to the addition of such Borrowing Base Property to the Borrowing Base pursuant to Section 10.1.2(g) or, if applicable, as subsequently determined pursuant to Section 10.1.2(h); and

(b) from and after the date that is twelve (12) months from the Effective Date, at Borrower’s election, either the Estimated Value of the Borrowing Base Properties or the Appraised Value of such Borrowing Base Properties; provided that the Appraised Value of the Borrowing Base Properties shall be utilized at Borrower’s election in this clause (b) only if (A) no Default or Event of Default exists, (B) an updated Appraisal shall have been obtained by Lender during the period of twelve (12) months from and after the date of value indicated in the original Appraisal for each Borrowing Base Property, and (C) Borrower has elected pursuant to Section 5.1.3 to calculate the Borrowing Base Asset Values for all Borrowing Base Properties, subject to the exceptions described therein, based on their Appraised Values.

“Borrowing Base Certificate” means a certificate of a Responsible Officer of Borrower, substantially in the form of Exhibit D and appropriately completed.

“Borrowing Base Property” means, as of any date of determination, each Real Property:

(a) that is set forth on Schedule I hereto (as such schedule may be updated from time to time in accordance with Section 10.3 to the extent that such Real Property has not otherwise been removed as a “Borrowing Base Property” pursuant to the other criteria for qualification as set forth in this definition and the other provisions of this Agreement);

(b) that is 100% owned in fee simple by, or 100% ground leased pursuant to an Approved Ground Lease by, a Borrower in accordance with Section 10.3;

(c) with respect to which neither (i) such Real Property is subject to any Lien or Negative Pledge (other than Permitted Encumbrances) nor (ii) any Equity Interest of any applicable Borrower (including the lease thereof or any indirect interest owned by Borrower), is subject to any Lien or Negative Pledge (other than Permitted Encumbrances);

(d) with respect to which Borrower has certified to Lender that, to Borrower’s actual knowledge, such Real Property is free from any material structural (based on a third party property condition report) or environmental (based on a third party Phase I environmental site assessment report) issues; and

(e) that is in compliance with all covenants and conditions relative to Borrowing Base Properties set forth herein, including, without limitation, the provisions of Section 10 hereof and as to which no Exclusion Event has occurred.

“Borrowing Base Removal” has the meaning set forth in Section 10.3.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.3.1.

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York City are authorized or required to close by law or executive order.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes hereof, all ground leases shall be deemed to be “Capital Lease Obligations.”

“Capital One” means Capital One, National Association.

“Capital Reserves” means, on the date of any determination, (i) for the Borrowing Base Properties located at (a) 49-19 Rockaway Beach Boulevard, Arverne, New York, (b) 114-15 Guy Brewer Boulevard, Jamaica, New York and (c) 23-25 87th Street and 88-08 23rd Avenue, East Elmhurst, New York, an amount equal to the product of ten cents ($0.10) and the total rentable square footage of such Property on an annual basis, and (ii) for all other Properties, an amount equal to the product of thirty cents ($0.30) and the total rentable square footage of the applicable Property on an annual basis.

“Capitalization Rate” means (i) with respect to Borrowing Base Properties located in the Borough of Manhattan, New York, seven percent (7.00%) and (ii) with respect to Borrowing Base Properties located outside of the Borough of Manhattan, New York, eight percent (8.00%).

“Cash Collateralize” means, to pledge and deposit with or deliver to Lender, as collateral for L/C Obligations or obligations of Lender to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the REIT or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) bonds or other obligations having a short-term unsecured debt rating of not less than A+ by S&P and P+ by Moody’s and having a longer term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States

(e) repurchase agreements having a term not greater than thirty (30) days and fully secured by securities described in the foregoing clauses (a), (b), (c) or (d) with banks described in the foregoing clause (b) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(f) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition.

“Casualty” has the meaning set forth in Section 7.2.1.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Control” means an event or series of events by which:

(a) If (i) Paul Cooper or Louis Sheinker shall die or become disabled or otherwise cease to be active on a daily basis in the management of the REIT or serve as board members of the REIT, provided, further, that if at least one (1) of such individuals shall continue to be active on a daily basis in the management of the REIT, it shall not be a “Change of Control” if a replacement executive of comparable experience and reasonably satisfactory to the Lender shall have been retained within three (3) months of such event; or

(b) REIT ceases to directly or indirectly own hundred percent (100%) of the Equity Interests of the general partner of the OP and at least sixty five percent (65%) of limited partner interests in the OP;:

(c) OP ceases to have the sole responsibility for managing and administering the day-to-day business and affairs of each Borrower; or otherwise ceases to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of any Borrower, unless the Borrowing Base Property owned by such Borrower is removed from the calculation of the Borrowing Base Asset Value in accordance with Section 10; or

(d) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); or

(e) during any period of twelve (12) consecutive months ending after the Effective Date, individuals who at the beginning of any such twelve (12) month period constituted the Board of Directors of the REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the REIT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of the REIT of Borrower then in office.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” has the meaning set forth in Section 2.20.1.

“Code” means the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, (i) the collateral covered by the definition of “Collateral” as set forth in the Pledge and (ii) the collateral covered by the definition of “Mortgaged Property” as set forth in the Mortgage.

“Commitment” means the commitment of the Lender to make Loans (including Swingline Loans) and issue Letters of Credit hereunder

“Competitor” means a Person other than a Lender, an Affiliate of a Lender, an Approved Fund that is or is an Affiliate of a real estate investment trust (other than the REIT or any mortgage real estate investment trust) which is primarily engaged in the business of acquiring assets of a similar size, type and quality as the REIT in the geographic markets in which the REIT is active.

“Consolidated Adjusted EBITDA” means, for the four (4) fiscal quarters most recently ended, Consolidated EBITDA, less the Capital Reserve applicable to such period.

“Consolidated EBITDA” means an amount, for the four (4) fiscal quarters most recently ended, equal to the following amounts: (a) Consolidated Net Income for such period, plus (b) the sum of the following (without duplication, except as set forth below, and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period): (i) income tax expense, (ii) interest expenses, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expenses, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and costs and expenses incurred during such fiscal quarter with respect to acquisitions, whether or not consummated), (vi) any other non-cash charges, (vii) loss from discontinued operations; and (viii) all fees and expenses incurred in connection with the negotiation and execution of this Agreement and the other Loan Documents, minus (c) the sum of the following (to the extent included in the statement of such Consolidated Net Income for such fiscal quarter): (i) interest income (except to the extent deducted in determining such Consolidated Net Income); (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such fiscal quarter, gains on the sales of assets outside of the ordinary course of business); (iii) any other non-cash income; and (iv) any cash payments made during such fiscal quarter in respect of items described in clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income.

“Consolidated Entity” means the REIT, Borrower and any member of the Consolidated Group.

“Consolidated Fixed Charges” means, on a consolidated basis, for the Consolidated Group for the four (4) fiscal quarters most recently ended, the sum (without duplication) of (a) Consolidated Interest Expense, (b) provision for cash income taxes made on a consolidated basis in respect of such period, (c) scheduled principal amortization payments due during such period on account of Indebtedness (excluding balloon payments), and (d) Restricted Payments payable in cash with respect to Disqualified Capital Stock and preferred Equity Interests of such Person during such period.

“Consolidated Group” means the REIT and all Persons whose financial results are consolidated with the REIT for financial reporting purposes under GAAP.

“Consolidated Interest Expense” means, for the four (4) fiscal quarters most recently ended, without duplication, the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such fiscal quarter attributable to Consolidated Total Debt during such period (excluding amortization or write-off of debt issuance costs and commissions). Consolidated Interest Expense shall exclude any interest expense in respect of any convertible Indebtedness in excess of the cash coupon on such convertible Indebtedness.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio, expressed as a percentage, of (a) Consolidated Total Debt to (b) Total Asset Value.

“Consolidated Net Income” means, for any Person for the four (4) fiscal quarters most recently ended, the consolidated net income (or loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the REIT for period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the REIT or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Consolidated Entity) in which any Consolidated Entity has an ownership interest, except to the extent that any such income is actually received by such Consolidated Entity in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of any Consolidated Entity to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Legal Requirement applicable to such Subsidiary.

“Consolidated Net Worth” shall mean with respect to any Person, as of any date of determination, such Person’s net worth, as determined in accordance with GAAP (except that in determining such net worth, Indebtedness shall include such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person directly or indirectly holds any interest plus any Recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such unconsolidated partnership, joint venture or Affiliate in excess of its proportionate share), all determined on a consolidated basis.

“Consolidated Total Debt” means, the aggregate principal amount of all Indebtedness of the REIT and its Subsidiaries determined on a consolidated basis and shall include, as of any date of determination, without duplication, the sum of (a) the indebtedness of the Consolidated Group outstanding as of such date, as determined in accordance with GAAP (but adjusted to eliminate increases or decreases arising from ASC-805), and (b) the applicable pro rata share of any member of the Consolidated Group of the outstanding Indebtedness (including recourse and non-recourse mortgage debt, letters of credit, net obligations under uncovered interest rate contracts, contingent obligations to the extent the obligations are binding, unsecured debt, capitalized lease obligations (including ground leases), guarantees of Indebtedness (excluding traditional carve-outs relating to non-recourse debt obligations), and subordinated debt) as of such date of any unconsolidated partnership, joint venture or Affiliate in which such member owns a direct or indirect Equity Interest as would be shown on a consolidated balance sheet of REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but in any event excluding (x) Indebtedness of such member of the consolidated group or investment affiliate owed to a member of the consolidated group, (y) obligations with respect to any conditional sale or title retention agreement, liabilities secured by a lien of the property of a person to the extent of the value of such property, security deposits, accounts payable, accrued liabilities, prepaid rents, any intracompany debt, and (z) obligations to purchase equity interests within 12 months of the Maturity Date to the extent not yet payable or obligations under hedge agreements to the extent not yet payable.

“Contingent Non-Recourse Obligation” means, as to any Person, any Contingent Obligation of that Person with respect to customary carve-outs for fraud, misrepresentation, bankruptcy, misapplication or misappropriation of funds, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional commercial real estate lenders from exculpation provisions or included in separate indemnification agreements or guarantees in connection with non-recourse Indebtedness created, incurred, suffered or assumed in compliance with this Agreement, except if (a) the party entitled to enforce such guaranty or indemnity has commenced or is continuing efforts to enforce such guaranty or indemnity and either (i) has obtained an initial judgment or order with respect to such enforcement action in such party’s favor (notwithstanding any rights of appeal), or (ii) such Person is not actively defending such enforcement action in good faith, (b) the guarantor’s obligations with respect thereto have become liquidated or (c) with respect to any Contingent Obligation pursuant to which the obligor is obligated to pay all or any portion of the principal of the Indebtedness of another Person as a result of the commencement or conduct of any voluntary or involuntary Insolvency Proceeding with respect to that Person (or any actions of such Person, such obligor or their affiliates in connection with the commencement or conduct of any such voluntary or involuntary Insolvency Proceeding), such voluntary or involuntary Insolvency Proceeding with respect to that Person shall have been commenced.

“Contingent Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), but only to the extent of the value of the property encumbered by such Lien; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, mortgage, deed of trust, indenture, or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Contributed Properties” means properties contributed to the Consolidated Group after the date hereof in exchange for Equity Interests in either Guarantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means the REIT, Borrower and all Persons (whether or not incorporated) under a “controlled group of corporations” (within the meaning of Section 414 of the Code) with the REIT or Borrower which maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

“Covered Entity” has the meaning set forth in Section 3.25(f).

“Credit Exposure” means the sum of the outstanding principal amount of Lender’s Loans, L/C Obligations (after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date) and Swingline Exposure at such time.

“Credit Party” means each Borrower and each Guarantor.

“Debt” the unpaid Principal, L/C Obligations, all interest accrued and unpaid thereon, and all due and unpaid fees and other sums due to Lender with respect to the Loan or under any Loan Document, and any and all obligations of Borrower and/or its Affiliates pursuant to any Secured Swap Agreement.

“Debt Service” means, with respect to any particular period during the term of this Agreement, scheduled payments of interest and principal due with respect to an outstanding principal balance equal to the sum of the outstanding principal balance of the Loans plus the L/C Obligations on the last day of such period based on a 30-year mortgage-style amortization schedule and an assumed interest rate equal to the greater of (a) the yield in effect as of the last day of such period on U.S. Treasury obligations having a maturity corresponding to ten (10) years from the date of determination (and, if no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated as of such determination date, and the yield for a maturity corresponding to ten (10) years from the date of determination, interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month), shall be utilized), plus two and three quarters percent (2.75%), and (b) six percent (6.0%).

“Debt Service Coverage Ratio” means, as of any date, the ratio calculated and submitted by Borrower, of (i) the Adjusted Borrowing Base Net Operating Income for the four (4) fiscal quarters most recently ended, to (ii) the Debt Service with respect to such period.

“Debt Yield” means, as of any determination date, the aggregate amount of Adjusted Borrowing Base Net Operating Income from the Property for the 3-month period immediately preceding the most recently completed calendar month, annualized, divided by the aggregate Principal amount of the Loan outstanding as of the date of determination.

“Default” means any event or condition which constitutes an Event of Default or a condition which, after any applicable notice from Lender to Borrower or, following the expiration of any applicable cure period therefor, would become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.11.3.

“Disqualified Capital Stock” shall mean with respect to any Person any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.

“Dollars” or “$” refers to lawful money of the United States of America.

“DSCR-Based Borrowing Base Limit” shall mean as of any date the maximum principal amount of Credit Exposure that would be available to be outstanding under this Agreement as would result in a Debt Service Coverage Ratio for the four (4) fiscal quarters most recently ended equal to 1.50:1.00, where the Debt Service Coverage Ratio calculation is based on the Adjusted Borrowing Base Net Operating Income for all Borrowing Base Properties for such period, and the Debt Service for such period.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower or Guarantor or directly or indirectly an Affiliate of Borrower or Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; or (vi) any Affiliate of Capital One, any other Person into which, or with which, Capital One is merged, consolidated or reorganized, or which is otherwise a successor to Capital One by operation of law, or which acquires all or substantially all of the assets of Capital One, any other Person which is a successor to the business operations of Capital One and engages in substantially the same activities, or any Affiliate of any of the foregoing. Notwithstanding the foregoing, a Competitor shall not be an Eligible Assignee unless an Event of Default specified in Section 8.1(a), (f) or (g) shall be in existence.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” means, with respect to Borrower or Guarantor and each swap transaction under a Secured Swap Agreement, the date on which this Agreement or any Loan Document becomes effective with respect to such transaction.

“Environmental Laws” means, collectively, any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), and all amendments to and regulations in respect of the foregoing laws.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or their Affiliates resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any Environmental Law, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment in violation of any Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, partnership interests, membership interests of (or other ownership or profit interests in) such Person, all of the subscriptions, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, subscriptions, warrants, options, rights or other interests are outstanding on any date of determination, and all related voting rights, rights to information and other rights attributable to such shares, subscriptions, warrants, options, rights or other interests.

“Equity Issuance” means the issuance or sale by any Person of any of its Equity Interests or any capital contribution to such Person by the holders of its Equity Interests.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means all members of a Controlled Group and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Value” means, for any Borrowing Base Property or Real Property, on the date of any determination, (i) in the case of a Borrowing Base Property, the Adjusted Borrowing Base Net Operating Income for such Borrowing Base Property, divided by the applicable Capitalization Rate therefor and (ii) in the case of Real Property that is not a Borrowing Base Property, the Adjusted Net Operating Income for such Real Property, divided by the applicable Capitalization Rate therefor.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning set forth in Article VIII.

“Executive Order” has the meaning set forth in the definition of Prohibited Person.

“Excluded Swap Obligation” means with respect to Borrower or Guarantor, any Secured Swap Obligation if, and to the extent that, all or a portion of Guarantor’s guaranty of, or the grant by Borrower or Guarantor of a security interest to secure, such Secured Swap Obligation (or any guaranty thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower’s or

Guarantor’s respective failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the Guarantor’s guaranty or the grant of such security interest becomes effective with respect to such Secured Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such swap; (b) if a guarantee of a Secured Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Secured Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Loan Documents and a Secured Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, this definition of Excluded Swap Obligation Liability with respect to each such Person shall only be deemed applicable to (i) the particular Secured Swap Obligations that constitute Excluded Swap Obligations with respect to such Person, and (ii) the particular Person with respect to which such Secured Swap Obligations constitute Excluded Swap Obligations.

“Exclusion Event” has the meaning set forth in Section 10.2.3.

“Existing Properties” means the Original GTJ Properties and Recently Contributed Wu/Lighthouse Properties.

“Extended Maturity Date” has the meaning set forth in Section 2.15.1.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Lender, or such other commercial bank as selected by Lender.

“FFO Distribution Allowance” means, for the REIT, for calendar year, 95% of the greater of: (i) the sum of Modified Fund From Operations as reasonably determined by the REIT in good faith and as reasonably acceptable to the Lender plus Qualified Gains; and (ii) Taxable REIT Income.

“Fitch” means the meaning set forth in the definition of “Rating Agency”.

“Fixed Charge Coverage Ratio” means, for the four (4) fiscal quarters most recently ended, the ratio of (i) Consolidated Adjusted EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

“Fundamental Change” has the meaning set forth in Section 5.3.1.

“Funds From Operations” means, with respect to any fiscal quarter, the REIT’s net income (or loss) computed in accordance with GAAP, excluding loss from discontinued operations, gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures determined in a manner consistent with the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, and after adjustments for costs and expenses incurred during such fiscal quarter with respect to acquisitions, whether or not consummated.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any executive order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GTJ Management Agreement” shall mean that certain property management agreement dated as of even date herewith between the OP and GTJ Management LLC regarding the Borrowing Base Properties.

“Guaranteed Obligations” has the meaning set forth in each of the Guaranties.

“Guarantor” has the meaning set forth in the introductory paragraph hereto.

“Guaranty” means that certain Guaranty dated as of the date hereof, entered into by each Guarantor in favor of the Lender, as the same may be amended, modified, or otherwise in effect from time to time.

“Hazardous Substances” means any explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, substances, materials or other pollutants which are included under or regulated by Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes hazardous, toxic and/or dangerous substances, and Toxic Mold.

“Hedge Obligation” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Obligations, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Obligations (which may include Lender or any Affiliate of Lender).

“Honor Date” has the meaning specified in Section 2.4.3.

“Included Property(ies)” shall mean each of the assets consisting of improved Real Property (other than a Borrowing Base Property) the value of which is included in any calculation of Total Asset Value that is delivered to or made by Lender under this Agreement.

“Indebtedness” means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (v) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business, and only to the extent of the value of the property encumbered by such Lien), (vi) Capital Lease Obligations, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is twelve (12) months after the Maturity Date (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests), (viii) indebtedness arising under any Hedge Obligation, and (ix) all Contingent Obligations of such Person with respect to liabilities of the type referenced in clauses (i) through

(viii) above (other than Contingent Non-Recourse Obligations). For all purposes hereof, the Indebtedness of any Person shall include such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person holds any direct or indirect Equity Interests, plus any Recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such unconsolidated partnership, joint venture or Affiliate in excess of its proportionate share. For these purposes, the amount of any net obligation under any Hedge Obligation on any date shall be deemed to be the applicable Hedge Termination Value thereof as of such date. “Indebtedness” includes, without limitation, L/C Obligations and Loans outstanding under this Agreement.

“Initial Qualified Properties” means the properties located at (i) 114-15 Guy Brewer Blvd, Jamaica, NY (the “Guy Brewer Property”); (ii) 49-19 Rockaway Beach Blvd, Arverne (aka Far Rockaway), NY (the “Rockaway Property”); (iii) 612 Wortman Avenue, Brooklyn, NY (the “Wortman Avenue Property”); and (iv) 23-85 87th Street, East Elmhurst, NY (the “87th Street Property”).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case as undertaken under U.S. Federal, State or foreign law.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.6.

“Interest Payment Date” means (i) with respect to any Loan (other than a Swingline Loan), the first day of each month (or if such day is not a Business Day, on the next Business Day) and (iii) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one (1), two (2), or three (3) months thereafter, as Borrower may elect pursuant to Section 2.3.1; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, incurrence of a Contingent Obligation in relation to or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, (c) the purchase of assets of another Person that constitute a business unit, or (d) the purchase or other acquisition (in one transaction or a series of transactions) of interests in Real Property. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Borrowing Base Property” means any Borrowing Base Property that is a Single Tenant Asset, the lessee of which is (i) an Investment Grade Tenant or (ii) a tenant whose obligations under its net lease for such Borrowing Base Property are guaranteed by an Investment Grade Guarantor.

“Investment Grade Guarantor” means any guarantor of a net lease of a Borrowing Base Property that has a rating of BBB- or better from S&P or Baa3 or better from Moodys.

“Investment Grade Tenant” means any tenant under a net lease of a Borrowing Base Property that has a rating of BBB- or better from S&P or Baa3 from Moodys.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and Borrower (or any Subsidiary) or in favor of the Lender, as issuer of the Letter of Credit, and relating to such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form attached to hereto as Exhibit D.

“Late Payment Charge” the meaning set forth in Section 2.15.3.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by the Borrower or other Subsidiary, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Legal Requirements” means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Credit Party, any Loan Document or all or part of any Borrowing Base Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.

“Letter of Credit” means any letter of credit issued hereunder. For purposes of clarification, a Letter of Credit may only be a standby letter of credit only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“Letter of Credit Expiration Date” means a day not later than the earlier of (i) twelve (12) months after its date of issuance and (ii) the fifth (5th) Business Day prior to the Maturity Date (or, if such day is not a Business Day, the next succeeding Business Day); provided, however, that any such Letter of Credit may provide for renewal thereof for additional periods of up to twelve (12) months on customary terms (which in no event shall extend beyond the date referred to in clause (ii) of the foregoing).

“Letter of Credit Fee” has the meaning specified in Section 2.4.5.

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $5,000,000 and (b) the then outstanding Commitment as of such date.

“LIBOR Rate” means, with respect to any Interest Period, the rate for deposits in U.S. Dollars for a period of one (1), two (2), three (3) or six (6) months, as may be elected by Borrower pursuant to Section 2.06, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London, England, time, on the Business Day that is at least two (2) London Banking Days preceding the Reset Date for such Interest Period. If such rate does not appear on the Reuters Screen LIBOR01 Page, then LIBOR for that Interest Period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable rate.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of such asset or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan Documents” means each of this Agreement, the Note, the Pledge, the Mortgages, any other Security Documents, each Assignment of Agreements, each Environmental Indemnity Agreement, the Guaranty, each Subordination of Management Agreement, and the other instruments or agreements made or entered into by any of the Credit Parties with or in favor of any or all of the Secured Parties in connection with the Transactions, and any supplements or amendments to or waivers of any of the foregoing executed and delivered from time to time.

“Loans” means the loans made by the Lender to Borrower pursuant to this Agreement.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Management Agreement” the management agreement for any Borrowing Base Property, between a Borrower and a Manager, pursuant to which such Manager is to manage a Borrowing Base Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with a Subordination of Management Agreement.

“Manager” means the Person acting as the manager of any Borrowing Base Property pursuant to a Management Agreement, and any successor, assignee or replacement manager appointed by Borrower with Lender’s consent.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of any Credit Party and its Subsidiaries taken as a whole; (ii) would materially impair the ability of any Credit Party or any other Person to perform or observe its obligations under or in respect of the Loan Documents, or (iii) affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to the Lender under any of the Security Documents.

“Material Alteration” means any alteration affecting structural elements of the Property the cost of which exceeds $250,000; provided, however, that in no event shall (i) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (ii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” means April 8, 2016, as the same may be extended pursuant to Section 2.15, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein provided, whether by declaration of acceleration or otherwise.

“Modified Funds From Operations” means, with respect to any fiscal quarter, the REIT’s Funds From Operations for such quarter, adjusted for the following items, as applicable, included in the determination of GAAP net income for such quarter (without duplication of any adjustments included in Funds From Operations for such quarter): acquisition fees and expenses; amounts relating to amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, determined in a manner consistent with the Investment Program Association’s Guideline 2010-01 (it being understood that Modified Funds From Operations shall not include an adjustment for amounts relating to deferred rent receivables), Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued in November 2010.

“Moody’s” shall have the meaning set forth in the definition of “Rating Agency”. Mortgage: the meaning set forth in the definition of Loan Documents.

“Mortgage” means, collectively, each deed of trust, mortgage or similar real property security instrument encumbering a Borrowing Base Property in favor of the Lender, in form and substance reasonably acceptable to Lender and Lender’s counsel.

“Mortgage Tax Reserve Amount” means all amounts as may be reasonably estimated by Lender to cover recording charges, any mortgage or documentary stamp taxes, title premium charges, and all other amounts anticipated to be due in connection with the recording of the Mortgages following an Event of Default.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Negative Pledge” means any covenant, agreement or arrangement in favor of the creditor of any Person whereby that Person has agreed with respect to itself or any of its subsidiaries or affiliates, (i) not to sell, dispose of or create any Lien upon any of the assets of such Person or its subsidiaries or affiliates or (ii) not to incur or grant in favor of any Person other than such creditor any covenant not to sell or dispose of, or create any Lien upon, the assets of such Person or its subsidiaries or affiliates.

“Net Equity Proceeds” means, with respect to the sale or issuance of any Equity Interest by the REIT, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the REIT, in connection therewith.

“Net Operating Income” means, with respect to any Real Property for any period, property rental and other income (as determined in accordance with GAAP) attributable to such property accruing for such period (adjusted to eliminate the straight lining of rents) minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such property for such period, including without limitation, management fees (which shall be assumed to be the higher of (i) the actual management fees payable or (ii) three percent (3%) of gross revenues from the property) and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the REIT, any Borrower, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments as required under GAAP and amortization of deferred market rent into income pursuant to Statement of Financial Accounting Standards number 141.

“Newly Purchased Properties” means properties purchased in whole or in part with the proceeds of Borrowings hereunder.

“Non-Extension Notice Date” has the meaning specified in Section 2.4.2(c).

“Non-Qualifying Party” shall mean Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-Recourse” means, with reference to any obligation or liability, any obligations or liability for which a Person, as obligor thereunder, is not liable or obligated other than as to such Person’s interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability for customary carve-outs for fraud, misrepresentation, bankruptcy, misapplication or misappropriation of funds, waste, environmental claims and liabilities, the non-payment of taxes and assessments, insolvency proceedings and other circumstances customarily excluded by institutional commercial real estate lenders from exculpation provisions or included in separate indemnification agreements or guarantees.

“Note” means that certain Promissory Note dated as of the date hereof by Borrower in favor of the Lender the maximum principal amount of $45,000,000.00, as the same may be amended, restated, extended, increased, modified, or otherwise in effect from time to time.

“Notice” the meaning set forth in Section 6.1.1.

“Obligations” means all obligations, liabilities and indebtedness of every nature of any Credit Party, including (i) under a Swap Contract and (ii) the Guaranteed Obligations, from time to time owing to Lender under or in connection with this Agreement or any other Loan Document to which such Credit Party is a party, including principal, interest, fees (including fees of external counsel), and expenses whether now or hereafter existing under the Loan Documents. Notwithstanding the foregoing, the Obligations of a Credit Party shall not include any Excluded Swap Obligations with respect to such Credit Party.

“O & M Program” has the meaning set forth in Section 4.10.3.

“OFAC” has the meaning set forth in the definition of “Government Lists”.

“OP” has the meaning set forth in the introductory paragraph of this Agreement

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, any subscription agreements for such corporation, and any amendments thereto, (b) for any limited liability company, the articles of organization or certificates of formation and any certificate relating thereto and the limited liability company (or operating) agreement of such limited liability company, any subscription agreements for such limited liability company, and any amendments thereto, and (c) for any partnership (general or limited), the certificate of limited partnership or other certificate pertaining to such partnership and the partnership agreement of such partnership (which must be a written agreement), any subscription agreements for such partnership, and any amendments thereto.

“Original GTJ Properties” means the properties identified on Schedule II.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Borrowing Base Property, now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof

“Participant” has the meaning set forth in Section 9.2.

“Participant Register” has the meaning set forth in Section 9.2.

“Patriot Act” has the meaning set forth in Section 4.26.

“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Permitted Encumbrances” means (i) the Liens created by the Loan Documents and any Secured Swap Agreement, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent, (iv) any workers’, mechanics’ or other similar Liens on any Borrowing Base Property provided that any such Lien is bonded (per Legal Requirements that result in the release of such Lien as against the applicable Borrowing Base Property) or discharged within 30 days after Borrower first receives notice of such Lien and (v) such other title and survey exceptions as Lender approves in writing in Lender’s discretion.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Pledge” means, collectively, the Pledge and Security Agreement, dated as of the Effective Date, made by OP in favor of the Lender and, each additional Pledge and Security Agreement delivered by OP pursuant to Article X hereof

“Policies” has the meaning set forth in Section 7.1.2.

“Prime Rate” means the rate of interest from time to time announced by Lender at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Lender to any customer and such rate is set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors. Any change in such prime rate announced by Lender shall take effect at the opening of business on the day specified in the announcement of such change.]

“Principal” shall mean the outstanding principal balance of the Loan from time to time.

“Proceeds” the meaning set forth in Section 7.2.2.

“Prohibited Person” shall mean any Person:

(i) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv) who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;

(v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofachl1sdn.pdf or at any replacement web site or other replacement official publication of such list;

(vi) that is named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uklfinancialsanctions);

(vii) that is named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 and/or 881/2002;

(viii) that violates any of the criminal laws of the United States of America or of any of the several states, or commits any act that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act; or

(ix) who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.

“Property” means, as the context requires, each Borrowing Base Property or other Real Property owned directly or indirectly by the REIT.

“Qualified Carrier” has the meaning set forth in Section 7.1.1.

“Qualified ECP Loan Guarantor” means any Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Gains” means gains from the sale of real estate provided all debt on the asset is repaid and the asset sold is not a Borrowing Base Property.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

“Rate Contracts” means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Rating Agency” each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization.

“Real Property” means any Asset consisting of real property.

“Recently Contributed Wu/Lighthouse Properties” means the properties identified on Schedule III.

“Recourse” means, with reference to any obligation or liability, any direct or indirect liability or obligation that is not Non-Recourse to the obligor thereunder.

“Register” has the meaning set forth in Section 9.1.

“REIT” has the meaning set forth in the introductory paragraph of this Agreement.

“REIT Status” means, with respect to any Person, (a) the qualification and taxation of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in each state and jurisdiction in which such Person owns property, operates or conducts business.

“Remedial Work” has the meaning set forth in Section 4.10.2.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to any Borrowing Base Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of any Borrowing Base Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Reportable Compliance Event” has the meaning set forth in Section 3.25.

“Responsible Officer” means, with respect to any Person, the president, chief financial officer, the senior vice president or treasurer of such Person.

“Restoration” has the meaning set forth in Section 7.4.1.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent holder thereof).

“S&P” has the meaning set forth in the definition of Rating Agency.

“Sanctioned Country” has the meaning set forth in Section 3.25.

“Sanctioned Person” has the meaning set forth in Section 3.25.

“Secured Indebtedness” means any Indebtedness for borrowed money of a Person that is secured by a Lien on any Real Estate or on any Equity Interests in any other Person owning Real Estate, provided that if such Indebtedness is Non-Recourse the portion of such Indebtedness included in Secured Indebtedness shall not exceed the sum of the aggregate value of the assets securing such Indebtedness, plus the aggregate value of any improvements to such assets.

“Secured Swap Agreement” has the meaning set forth in Section 2.16.1.

“Secured Swap Obligations” means the obligations of Borrower or any of its Affiliates under any Secured Swap Agreement.

“Security Deposit Account” shall have the meaning set forth in Section 4.28.

“Security Documents” means, collectively, the Pledge, the Mortgage and all UCC financing statements required by this Agreement, the Pledge and/or the Mortgage to be filed with respect to the security interests in accounts and other property created pursuant to this Agreement, the Pledge and/or the Mortgage.

“Significant Casualty” the meaning set forth in Section 7.2.2.

“Single Tenant Asset” means either (i) improved Real Property the entirety of which has been leased to a single tenant (or group of affiliated tenants); (ii) improved Real Property consisting of a distribution facility; or (iii) improved Real Property consisting of a parking facility.

“Solvency” or “Solvent” as to any Person means that such Person (a) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York and (b) is in compliance with the representations and warranties that are set forth in Section 3.17 hereof determined as if such Person were a “Credit Party” referenced therein

“Special Purpose Entity” the meaning set forth in Section 4.12.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the Equity Interests are, as of such date, directly or indirectly owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the REIT.

“Swap Obligations” means the obligations of Borrower or any of its Affiliates under any Secured Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Loan” means a loan made by Lender pursuant to Section 2.14.

“Tangible Net Worth” shall mean with respect to any Person, as of any date of determination, such Person’s net worth, as determined in accordance with GAAP plus accumulated depreciation and amortization (except that in determining such net worth, Indebtedness shall include, without duplication, such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person directly or indirectly holds any interest), minus (to the extent included when determining such Person’s net worth in accordance with GAAP): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding acquired intangible lease assets and amortization in respect thereof), all determined on a consolidated basis.

“Taxable REIT Income” is defined as the amount of income that is used to calculate the company’s income tax due pursuant to 26 USC 857.

“Taxes” all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents and any Secured Swap Agreement.

“Third Party Swap Agreement” has the meaning set forth in Section 2.16.1.

“Threshold Amount” shall mean (a) Twenty Million Dollars ($20,000,000) with respect to any Indebtedness or obligations in respect of Hedge Termination Value that are Non-Recourse, and (b) Five Million Dollars ($5,000,000) with respect to any Indebtedness or obligations in respect of Hedge Termination Value that are Recourse

“Title Insurance Policy” shall the ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of a Mortgage.

“Total Asset Value” means the aggregate of (1) the value of all Existing Properties, Newly Purchased Properties and Contributed Properties determined as follows: with respect to (A) Newly Purchased Properties and Contributed Properties, the sum of (a) the lower of the (i) actual cost (purchase price for Newly Purchased Properties or value attributed by GTJ for each of the Contributed Properties) for each Property and (ii) as is Appraised Value of each such Property as reflected on the most recently obtained Acceptable Appraisal and (B) Existing GTJ Properties, the as is Appraised Value of each such Property as reflected on the most recently obtained Acceptable Appraisal (which must be dated within 6 months of closing). Commencing twelve (12) months from the Effective Date, the Borrower shall have the right to reappraise Included Properties from time to time by delivering updated Acceptable Appraisals (which shall then be used for the next 12 month valuation period); (2) cash and Cash Equivalents at quarter end, (3) vacant land valued at cost, and (4) construction in process valued at cost.

“Toxic Mold” has the meaning set forth in Section 3.20.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties, the establishment of the credit facilities hereunder, the borrowing of Loans, the use of the proceeds thereof or the granting of Liens on the Collateral under the Loan Documents.

“Transfer” means (i) any sale, conveyance, transfer, lease or assignment, or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (x) all or part of the Property (including any legal or beneficial direct or indirect interest therein), or (y) any direct or indirect legal or beneficial interest in a Credit Party (including any profit interest), or (ii) any Change of Control of a Credit Party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Unreimbursed Amount” shall have the meaning set forth in Section 2.4.3.

“USD-LIBOR-Reference Banks” means, with respect to any Interest Period, the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the Reset Date for such Interest Period to prime banks in the London interbank market for a period of one month, two months, three months or six months, as elected by Borrower pursuant to Section 2.06, commencing on that Reset Date and in an amount equal to the portion of the principal amount outstanding under the Note as to which Borrower has made such election pursuant to Section 2.06. Lender will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two (2) such quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. Notwithstanding the foregoing, if fewer than two (2) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. Dollars to leading European banks for a period of one month, two months or three months, as elected by Borrower pursuant to Section 2.06, commencing on that Reset Date, and in an amount equal to the portion of the principal amount outstanding under the Note as to which Borrower has made such election pursuant to Section 2.06.

“Value-Based Borrowing Base Limit” shall mean fifty percent (50%) of the Borrowing Base Asset Value of all Borrowing Base Properties.

“Variable Rate Indebtedness” means any Indebtedness for borrowed money that bears interest at a variable rate without benefit of a Rate Contract.

“Welfare Plan” means an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

1.2 Principles of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms; GAAP.

(a) GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the

Guarantor, Borrower or Lender shall so request, the Lender, the Guarantor and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Guarantor and Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the REIT or to the determination of any amount for the REIT on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidated pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein, provided further that for all purposes in calculating consolidated covenants hereunder the REIT shall be deemed to own one hundred percent (100%) of the Equity Interests in Borrower.

(d) Financial Standards. All financial computations required of a Person under this Agreement shall be calculated without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor, Borrower or any Subsidiary at “fair value”, as defined therein.

(e) Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

2.	GENERAL LOAN TERMS

2.1 Revolving Loans. Subject to the terms and conditions set forth herein, Lender agrees to make Loans to Borrower from time to time through the Maturity Date in U.S. dollars in an aggregate principal amount that will not result in the Credit Exposure exceeding the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow the Loans.

2.2 Loans and Borrowings.

2.2.1 Type of Loans. Subject to Sections 2.17 and 2.18, each Borrowing shall be, at Borrower’s election, comprised entirely of Eurodollar Loans or Base Rate Loans as Borrower may request in accordance herewith. Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Each Swingline Loan shall be a Base Rate Loan.

2.2.2 Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Borrowing, such Borrowing shall be not less than $1,000,000.00; provided that a Borrowing may be in an aggregate amount that is required to finance the repayment of any Swingline Loan. Each Swingline Loan shall be in an amount that is not less than $500,000.00. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

2.2.3 Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

2.3 Requests for Borrowings.

2.3.1 Requests for Borrowings. To request a Borrowing (other than a Swingline Borrowing, which shall be governed by the terms of Section 2.14), Borrower shall notify Lender of such request in a written notice signed by Borrower (which signed written notice may be delivered to Lender by (i) email to janet.whitedepaul@capitalone.com or (ii) by facsimile transmission to (732) 635-0994, or to any such other email addresses or facsimile numbers as Lender may designate in a written notice to Borrower pursuant to Section 6.1 hereof) in the form of Exhibit A not later than 11:00 a.m., New York City time, with respect to Eurodollar Loans, three (3) Business Days before the date of the proposed Borrowing; with respect to Base Rate Loans, one (1) Business Day before the date of the proposed Revolver Borrowing. Each written Borrowing Request shall specify the following information:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether the requested Borrowing shall be a Eurodollar Loan or a Base Rate Loan; and

(d) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2. 5.

2.3.2 General Borrowing Requirements.

(a) Together with each Borrowing Request, a Responsible Officer of Borrower shall deliver to Lender a duly executed Borrowing Base Certificate as of such date.

(b) Each Eurodollar Borrowing shall be based upon an Adjusted LIBOR Rate determined as of two (2) Business Days prior to commencement of such Interest Period.

2.4 Letters of Credit.

2.4.1 The Letter of Credit Commitment.

(a) Subject to the terms and conditions set forth herein, Lender agrees, (1) from time to time on any Business Day during the period from the Effective Date until the fifth (5th) Business Day prior to the Maturity Date (or, if such day is not a Business Day, the next succeeding Business Day), to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the total Credit Exposure shall not exceed the Borrowing Base then in effect, and (y) the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed by Borrower and terminated.

(b) Lender shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Legal Requirements or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Lender in good faith deems material to it;

(ii) the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;

(iii) except as otherwise agreed by Lender, the Letter of Credit is in an initial stated amount less than $100,000;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars; or

(v) such Letter of Credit would have an expiry date beyond the Letter of Credit Expiration Date.

(c) Lender shall be under no obligation to amend any Letter of Credit if (A) Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

2.4.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the Lender may reasonably require. Additionally, Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may reasonably require, which shall include all applicable documentation as would be required to be delivered in connection with a Borrowing of a Loan in the same amount as the requested Letter of Credit.

(b) So long as any applicable conditions contained in Section 2.20.2 shall be satisfied, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender’s usual and customary business practices; provided that Lender shall not be required to issue a Letter of Credit, if immediately after the issuance of such Letter of Credit, the aggregate principal amount of all outstanding Loans and Swingline Loans, together with the aggregate amount of all L/C Obligations, would exceed the Commitment at such time or the Borrowing Base.

(c) If Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, Borrower shall not be required to make a specific request to the Lender for any such extension. The Lender shall not permit any such extension if the Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof.

(d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender shall also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

2.4.3 Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify Borrower thereof. Not later than 3:00 p.m. on the first Business Day following the date Borrower receives notice of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the Lender by such time, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), Borrower shall be deemed to have requested a Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.4.2 for the principal amount of Loans, but subject to the amount of the unutilized portion of the Commitment. Any notice given by Lender pursuant to this Section 2.4.3 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.4.4 Obligations Absolute. The obligation of Borrower to reimburse the Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Guarantor, Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged or fraudulent, or proving to be invalid or insufficient in any material respect, or any statement therein being untrue or inaccurate in any material respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; provided that the payment by the Lender does not constitute gross negligence or willful misconduct of the Lender or its agents or employees; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any applicable Insolvency Proceedings; or

(e) any consequence arising from causes beyond the control of Lender.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower shall immediately notify the Lender. Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

2.4.5 Letter of Credit Fees. Borrower shall pay to Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to (i) the Applicable Margin for Eurodollar Loans, as determined by, the REIT’s Consolidated Leverage Ratio at the time of determination and in the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V, times (ii) the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.4.8. Letter of Credit Fees shall be due and payable quarterly in arrears commencing on the first Quarterly Date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

2.4.6 Documentary and Processing Charges Payable to Lender. Borrower shall pay directly to the Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.4.7 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control subject to the terms of the International Standby Practices 1998, and any subsequent official revision thereof or the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any subsequent official revision.

2.4.8 Computation of Daily Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2.4.9 Cash Collateral for Letters of Credit.

(a) Certain Credit Support Events. If as of the expiration or termination of the Commitment, any L/C Obligations for any reason remain outstanding, or if the Borrower shall be required to provide Cash Collateral pursuant to Section 8.2.2, Borrower shall immediately Cash Collateralize all L/C Obligations in an amount equal to 105% thereof. Borrower shall also Cash Collateralize the L/C Obligations to the extent required pursuant to Section 2.9.3.

(b) Grant of Security Interest. Borrower hereby grants to (and subjects to the control of) Lender, and agrees to maintain, a first priority security interest in all Cash Collateral provided pursuant to Section 2.4.9(a), deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time Lender determines that Cash Collateral is subject to any right or claim of any Person other than Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required, Borrower will, promptly upon demand by Lender, pay or provide to Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Lender. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by Borrower hereunder in respect of Letters of Credit or other L/C Obligations shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein, except as provided in Section 2.9.3. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, when the Unreimbursed Amount and all L/C Obligations equal zero, the remaining amount of the Cash Collateral shall be applied to the other Obligations, in the order for payments or recoveries upon the Loans, as provided in this Agreement, or if no Obligations (other than contingent indemnification obligations) are outstanding, to the Borrower.

2.5 Funding of Borrowings. Provided that the conditions to the advance of the applicable Borrowing set forth herein are satisfied, Lender will make such Loans available to Borrower by either promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with Lender and designated by Borrower in the applicable Borrowing Request or, upon the request by Borrower in the applicable Borrowing Request, disbursing such amounts as designated by Borrower in the applicable Borrowing Request, on the proposed date of such Borrowing.

2.6 Interest Elections.

2.6.1 Elections by Borrower for Borrowings. Each Borrowing initially shall be of the Interest Period specified in the applicable Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a Borrowing of a different Interest Period or to continue such Borrowing as a Borrowing of the same Interest Period, as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

2.6.2 Notice of Elections. To make an election pursuant to this Section, Borrower shall notify Lender of such election in a written notice signed by Borrower (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.3.1) by the time that a Borrowing Request would be required under Section 2.3.1 if Borrower were requesting a Borrowing to be made on the effective date of such election.

2.6.3 Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(a) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Borrowing);

(b) the Interest Period therefore after giving effect to such election; and

(c) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day.

2.6.4 Failure to Elect; Events of Default. If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless Borrower has advised Lender at least three (3) Business Days prior to the end of the applicable Interest Period that such Borrowing will be repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a one (1) month Eurodollar Borrowing based upon an Adjusted LIBOR Rate determined as of two (2) Business Days prior to the commencement of such new Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing by Borrower may be continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

2.7 Termination and Conversion of the Commitments.

2.7.1 Voluntary Termination or Conversion. Borrower may, at any time terminate all or any portion of the Commitments. Any such termination and/or conversion shall be irrevocable and permanent. Notwithstanding the foregoing, Borrower may not reduce the Commitment below $25,000,000.00 unless Borrower is terminating the Commitment in full.

2.7.2 Notice of Voluntary Termination or Conversion. Borrower shall notify Lender of any election to terminate or convert the Commitments or Loans under Section 2.7.1 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying the amount of such election and the effective date thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from a sale of a Real Property, in which case such notice may be revoked by Borrower within ninety (90) days of the delivery of such notice (by notice from Borrower to Lender on or prior to the specified effective date) if such condition is not satisfied.

2.8 Repayment of Loans; Evidence of Debt.

2.8.1 Repayment. Borrower hereby unconditionally promises to pay to (i) the Lender the outstanding principal amount of the Loans on the Maturity Date and (ii) to the Lender the then unpaid principal amount of each Swingline Advance in accordance with the time periods set forth in Section 2.14.1; provided that on each date that any Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

2.8.2 Manner of Payment. Prior to any repayment of any Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be paid and shall notify Lender of such selection in writing signed by Borrower (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.3.1) not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment in the case of a Eurodollar Borrowing and one (1) Business Day before the scheduled date of such repayment in the case of a Base Rate Borrowing; provided that each repayment of Borrowings shall be applied to repay any outstanding Base Rate Borrowings of Borrower before any other Borrowings of Borrower. If Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Borrowings of Borrower and, second, to other Borrowings of Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied first to repay any Swingline Loan, as applicable, and second, to repay any outstanding Loans (other than any Swingline Loan) without reduction of the Commitment. Whenever any payment due hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs. All payments (other than the initial funding of the Loan) by Lender shall be made to not later than 11:00 a.m. New York City time on the day such payment is due, by deposit to such account as Lender may designate by written notice to Borrower.

2.8.3 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents or any Secured Swap Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.8.3 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.8.3 shall be made within ten (10) days after the date Lender makes written demand therefor.

2.9 Prepayment of Loans.

2.9.1 Optional Prepayments. Subject to the payment of any amounts required by Section 2.12 hereof, Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without fees or penalty, subject to the requirements of this Section; provided that Borrower shall notify Lender in writing signed by Borrower of any optional prepayment hereunder (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.3.1) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is to be applied to prepay outstanding Loans or an outstanding Swingline Loan; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.7 or is otherwise conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from a sale of a Real Property, then such notice of prepayment may be revoked if such notice of termination is revoked (in the case of a notice of termination of Commitments, in accordance with Section 2.7). Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied to repay (i) all outstanding Loans (other than Swingline Loans) ratably, or (ii) any Swingline Loans, as applicable. Prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.11 and (B) any payments due pursuant to Section 2.12, and shall be made in the manner specified in Section 2.8.2.

2.9.2 Mandatory Prepayments.

(a) If, on any day (a “Prepayment Trigger Date”), the Credit Exposure exceed the Borrowing Base (including as a consequence of an Exclusion Event or a reduction in the total Commitment), then Borrower shall prepay Loans or, if required below, Cash Collateralize Letters of Credit in the amount of such excess. Amounts to be applied pursuant to this paragraph to the partial prepayment of Loans or to Cash Collateralize Letters of Credit shall be applied, first, to repay any Swingline Loan, second, to reduce outstanding Loans (other than any Swingline Loan) (with no reduction of the Commitment), and third, to Cash Collateralize Letters of Credit, as applicable.

(b) Borrower shall pay all Loans and Cash Collateralize all Letters of Credit immediately upon the occurrence of any of the following events:

(i) the Maturity Date; or

(ii) the acceleration of the Loans upon an Event of Default as provided in Article VIII.

Each such mandatory prepayment pursuant to clause (b)(ii) shall be applied, first, to repay any Swingline Loan, second, to reduce outstanding Loans (other than any Swingline Loan) without reducing the Commitment, and third, to Cash Collateralize Letters of Credit.

Prepayments pursuant to this Section 2.9.2 shall be accompanied by (i) accrued interest to the extent required by this Section 2.9 or Section 2.11 and (ii) any payments due pursuant to Section 2.12, and shall be made in the manner specified in Section 2.8.2.

2.9.3 Application of Cash Collateral. Lender shall have the right, but not the obligation, at any time after the acceleration of the Loans upon an Event of Default as provided in Article VIII, with the consent of the Lender, to apply all sums used to Cash Collateralize Letters of Credit pursuant to this Agreement towards the repayment of the Loans, in such order and in such manner as Lender shall elect in its sole and absolute discretion, so long as such repayment is applied, first, to repay any Swingline Loans, and second, to repay any outstanding Loans (other than any Swingline Loan).

2.10 Fees.

2.10.1 Unused Commitment Fee. On each Quarterly Date from and after June 30, 2014 and on the Maturity Date, Borrower agrees to pay to Lender, in arrears, an unused commitment fee, which shall be equal to the following:

(a) the product of:

(i) the unused amount of the Commitment (excluding amounts drawn for these purposes and any amounts drawn as Swingline Loans) for each day during the calendar quarter in which such Quarterly Date or Maturity Date falls and

(ii) a rate per annum, for each such day, of (i) 0.25% if such unused amounts of the Commitment are less than fifty (50%) of the total Commitment amount or (ii) 0.35% if such unused amounts of the Commitment are equal to or in excess of fifty percent (50%) of the total Commitment amount.

All unused commitment fees shall begin to accrue on the Effective Date and shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.10.2 Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender. Fees paid shall not be refundable under any circumstances.

2.11 Interest.

2.11.1 Base Rate Loans. The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin as determined by, Borrower’s Consolidated Leverage Ratio at the time of determination and in the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V.

2.11.2 Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin as determined by, Borrower’s Consolidated Leverage Ratio at the time of determination and in the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V.

2.11.3 Default Interest. Notwithstanding the foregoing, at any time during the continuance of an Event of Default, all amounts payable hereunder and under the Loan Documents shall bear interest, after as well as before judgment, (i) in respect to overdue Obligations other than Letter of Credit fees at a rate per annum equal to the interest rate applicable to each such amount pursuant to this Agreement plus two percent (2.0%) per annum, (ii) in respect of overdue Letter of Credit Fees, the rate otherwise applicable thereto plus two percent (2.0%) per annum (each such sum being the applicable “Default Rate”), or (iii) the maximum interest rate permissible by applicable Legal Requirements if the applicable Default Rate is greater than such interest rate.

2.11.4 Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

2.11.5 Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, LIBOR Rate or Adjusted LIBOR Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

2.11.6 Restatement of Consolidated Leverage Ratio. If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the REIT, Borrower, or Lender determine that (i) the Consolidated Leverage Ratio as reported as of the most recent calendar quarter for which reporting has been provided by the REIT or Borrower pursuant to Section 4.1 hereof was inaccurate at any time in respects that would have required a higher Applicable Margin to be paid, then Borrower shall be obligated to pay to Lender, within three (3) Business Days after demand by Lender (or, after the commencement of an Insolvency Proceeding with respect to any Credit Party, automatically and without further action by Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period or (ii) the Consolidated Leverage Ratio as reported as of the most recent calendar quarter for which reporting has been provided by the REIT or Borrower pursuant to Section 4.1 hereof was inaccurate at any time in respects that would have required a lower Applicable

Margin to be paid, then Borrower shall be entitled to a credit against any payments subsequently due to Lender under this Agreement in an amount equal to the difference between the amount of interest and fees that were actually paid for such period and the amount of interest and fees that should have been paid for such period. This paragraph shall not limit the rights of Lender under this Agreement. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

2.12 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto, or (c) the failure to borrow, convert or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9.1 or is revoked in accordance herewith), then, in any such event, Borrower shall compensate Lender for the actual, out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.13 Use of Proceeds. The OP and the REIT shall use the proceeds of the Loans solely for (a) to fund property-level working capital expenditures, (b) to fund future acquisitions of Real Property and related assets and contract deposits due in connection therewith (to the extent not permitted hereunder), (c) to fund any closing costs, fees and expenses due in connection with this Agreement including, without limitation, amounts due under Section 4.31.1(c); (d) for other legal purposes in furtherance of the foregoing and (e) for general corporate purposes of the REIT (including, without limitation, redemption of issued and outstanding shares and redemption of , all in accordance with, and subject to the limitations and restrictions contained in, Organizational Documents of the Credit Parties.

2.14 Swingline Loans.

2.14.1 Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make Swingline Loans to Borrower from time to time, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Credit Exposure exceeding the total Commitment; provided that the Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Swingline Loans shall not be outstanding for more than ten (10) days during any calendar month. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be a Base Rate Loan.

2.14.2 Notice of Swingline Loans by Borrower. To request a Swingline Loan, Borrower shall notify Lender of such request in writing, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make each Swingline Loan available to Borrower either by means of a credit to the general deposit account of Borrower with the Lender or, at the request of Borrower, by disbursing the proceeds of the Swingline Loan to the Borrower, (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Borrowing as provided in Section 2.4.3, by remittance to the Lender) in either case on the requested date of such Swingline Loan by 3:00 p.m. New York City time.

2.14.3 Repayment of Swingline Loans. Borrower agrees to repay each Swingline Loan within 5 Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Maturity Date (or such earlier date as Lender and Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from Borrower, Lender may, on behalf of Borrower (which hereby irrevocably directs Lender to act on its behalf), make a Borrowing of Loans that are Base Rate Loans in an amount equal to the principal balance of such Swingline Loan.

2.15 Extension of Maturity Date.

2.15.1 Not less than sixty (60) days and no earlier than one hundred eighty (180) days prior to the original Maturity Date, Borrower may request in writing that Lender extend the Maturity Date (if not previously terminated) to April 8, 2017 (the end of such period and such date being the “Extended Maturity Date”).

2.15.2 Lender agrees that the Maturity Date of the Loans shall be extended following a request from Borrower pursuant to Section 2.15.1 above subject to satisfaction of the following terms and conditions:

(a) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(b) the ratio of the outstanding balance of the Borrowing Base Debt to Borrowing Base Asset Value is no more than fifty percent (50%);

(c) the Debt Service Coverage Ratio is no less than 1.50 to 1.00;

(d) the Debt Yield is no less than twelve percent (12%);

(e) in connection with each extension of the original Maturity Date pursuant to clause (a) or (b) above, Borrower shall, on the original Maturity Date, pay to Lender an extension fee equal to 0.25% of the Commitment;

(f) Each Credit Party shall deliver to Lender a Certificate executed on behalf of such Credit Party (with respect to the Solvency of any such Credit Party both before and after giving effect to such extension) and a certificate of each Credit Party dated as of the original Maturity Date, signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such extension and updated financial projections for such Credit Party through the Extended Maturity Date, and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of the date of such extension, provided, that any representation or warranty which is qualified by materiality or “material adverse effect” or similar language shall be true and correct in all respects, and (B) no Default or Event of Default exists; and all of the certifications contained in each of the foregoing certificates shall be true and correct; and

(g) Borrower shall have paid any costs or expenses incurred by Lender with respect to such extension and the documents to be delivered in connection therewith.

Notwithstanding the foregoing, the Borrower shall have the option to, prior to the original Maturity Date hereunder, to make a principal payment in an amount such that after giving effect to such reduction, Borrower would be in compliance with the foregoing conditions.

2.15.3 Late Payment Charge. Unless waived by Lender in writing, if any Principal (other than any Principal due on the Maturity Date), interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.

2.16 Swap Agreements.

2.16.1 Borrower shall be permitted to hedge the floating interest expense of the Loan for of the Loan by (i) maintaining one or more swap agreements (as defined in 11 U.S.C. § 101 )with the Lender or its Affiliate (a “Secured Swap Agreement”), or (ii) one or more rate cap or “swap agreements” (as defined in 11 U.S.C. §101) with another financial institution approved by Lender in writing (a “Third Party Swap Agreement”), upon terms and subject to such conditions as shall be acceptable to Lender (or if such transactions are pursuant to a Third Party Swap Agreement, all upon terms and subject to such conditions as shall be approved by the Lender in writing).

2.16.2 All of Borrower’s obligations under any Secured Swap Agreement shall be secured by the lien of the Mortgages and the other Loan Documents on a pari passu basis with the Loan and other sums evidenced or secured by the Loan Documents. Borrower’s interest in any Secured Swap Agreement or Third Party Swap Agreement shall be assigned to Lender pursuant to documentation satisfactory to Lender in form and substance, and, in the case of any

Third Party Swap Agreement, the counterparty to such Third Party Swap Agreement must have executed and delivered to Lender an acknowledgment of such assignment, which acknowledgment includes such counterparty’s agreement to (a) pay directly into the Deposit Account all sums payable by such counterparty pursuant to the Third Party Swap Agreement and (b) provide Lender with the ability to cure any Borrower defaults under such Third Party Swap Agreement and to maintain such Third Party Swap Agreement in full force and effect after the occurrence of any Borrower default or other termination event thereunder caused by Borrower, and shall otherwise be satisfactory to Lender in form and substance.

2.16.3 Borrower shall promptly execute and deliver to Lender such confirmations and agreements as may be requested by Lender in connection with any Secured Swap Agreement.

2.16.4 Subject to the express obligations of Lender or any Affiliate thereof with respect to any Secured Swap Agreement, Borrower agrees that Lender shall not have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Secured Swap Agreement or Third Party Swap Agreement (including any duty to provide or arrange any Secured Swap Agreement or Third Party Swap Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Third Party Swap Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Secured Swap Agreement or Third Party Swap Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

2.16.5 All payments made by the counterparty to any Third Party Swap Agreement entered into with any financial institution other than Lender, and approved by Lender in writing, shall be deposited into one of the Accounts.

2.16.6 Any Secured Swap Agreements are independent agreements governed by the written provisions thereof, which shall remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan, except as otherwise expressly provided in such Secured Swap Agreement, and any payoff statement from Lender relating to the Loan shall not apply to such Secured Swap Agreement except as otherwise expressly provided in such payoff statement.

2.16.7 Notwithstanding anything to the contrary contained herein, (i) no Secured Swap Obligations shall be paid (including, without limitation, through the exercise of rights of setoff or the realization upon any collateral pledged to Lender) with amounts received from any Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of any Non-Qualifying Party’s collateral if such Secured Swap Obligations would constitute Excluded Swap Obligations as to such Non-Qualifying Party; provided, however, that to the extent possible, and not inconsistent with applicable law, appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from Borrower and/or Guarantors, if they are Eligible Contract Participants with respect to such Secured Swap Obligations, to preserve the allocation to

Borrower’s obligations otherwise set forth herein, and (ii) none of the collateral pledged by Borrower or Guarantor shall secure any Excluded Swap Obligations with respect to Borrower or Guarantor.

2.17 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender;

(ii) impose on Lender any other condition affecting this Agreement or the Loan or participation therein;

(iii) subject Lender to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) impose on Lender or the Loan interbank market any other condition, cost or expense affecting this Agreement or the Loan.

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount), then the Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) If Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions suffered more than 270 days prior to the date Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).

2.18 Deposit Unavailable. In the event, and on each occasion, that (a) Lender shall have reasonably determined that dollar deposits in the principal amounts of the Loan are not generally available to Lender in the London interbank market, for such periods and amounts then outstanding hereunder or that reasonable means do not exist for ascertaining the LIBOR Rate, or (b) Lender determines that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining the Loan at LIBOR during such Interest Period, Lender shall, as soon as practicable thereafter, give written notice of such determination to Borrower. In the event of such determination, until the circumstances giving rise to such notice no longer exist, the Loan shall bear interest at the Base Rate.

2.19 Illegality. If on or after the date of this Agreement, the adoption of any applicable Legal Requirements, rule or regulation, or any change in any applicable Legal Requirements, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its LIBOR lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender (or its LIBOR lending office) to maintain the Loan to Borrower, Lender shall designate a different LIBOR lending office if such designation will make it possible for Lender to maintain the Loan and will not, in the reasonable judgment of Lender, be otherwise disadvantageous to Lender. If Lender shall determine that it may not lawfully continue to maintain the Loan at LIBOR to maturity and shall so specify same in a written notice to Borrower’, the Loan shall bear interest at the Base Rate.

2.20 Closing Conditions/Credit Event.

2.20.1 Effective Date. The obligations of the Lender to make the initial advance of any Loan hereunder shall not become effective until the date (the “Closing Date”) on which (i) Lender shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be satisfactory to Lender in form and substance:

(a) Agreement. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to Lender (which may include either an electronic transmission of a .pdf of a signed signature page to this Agreement or a telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes. The Note duly completed and executed by Borrower for Lender.

(c) Opinion of Counsel to Borrower. A favorable written opinion (addressed to Lender and dated the Effective Date) of counsel for the Credit Parties, covering such matters relating to the Credit Parties, the Transactions and this Agreement as Lender shall reasonably request (and each of the Credit Parties hereby instructs such counsel to deliver such opinion to the Lender).

(d) Organizational Documents. Such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions, and any other matters relevant hereto, all in form and substance reasonably satisfactory to Lender, including the Organizational Documents of such Persons, as amended, modified or supplemented through the Effective Date, certified to be true, correct and complete by a Responsible Officer of Borrower and Guarantor, respectively, as of the Effective Date.

(e) Security Documents. Each of the Security Documents, duly executed and delivered by each Credit Party that is a party thereto. In addition, Borrower shall have taken such other action (including delivering to Lender, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as Lender shall have reasonably requested in order to perfect the security interests created pursuant to the Security Documents other than the Mortgage.

(f) Financial Information. Lender shall have received all available financial information with respect to the Credit Parties reasonably requested by it.

(g) Consents. Copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability, of the Loan Documents, or in connection with any of the Transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect in all material respects.

(h) UCC Searches. Satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches conducted by a search firm reasonably acceptable to Lender with respect to the Collateral and the Credit Parties, in each of the locations reasonably requested by Lender.

(i) Borrowing Base Properties. Such materials and information with respect to the initial Borrowing Base Properties as Lender shall reasonably require, including title updates and copies of Borrower’s existing environmental reports, engineering reports in Borrower’s possession, custody or reasonable control, and Appraisals, and such other materials and information as would be required in connection with the addition of a property to the Borrowing Base pursuant to Article X.

(j) Other Documents. Such other documents as Lender may reasonably request.

The obligation of Lender to make its initial extension of credit hereunder is also subject to the payment by the Credit Parties of such fees, expenses and other consideration as the Credit Parties shall have agreed to pay to any Lender in connection herewith, including all fees required pursuant to the Fee Letter and the reasonable and documented fees and expenses of Riemer & Braunstein LLP, counsel to Lender, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Credit Parties).

Lender shall notify the Credit Parties of the Effective Date, and such notice shall be conclusive and binding.

2.20.2 General Conditions. The obligation of Lender to make a Loan or to issue or extend any Letter of Credit on the occasion of any Borrowing (including, without limitation, any Borrowing that occurs upon the Effective Date) is subject to the satisfaction of the following conditions:

(a) receipt by Lender of a Borrowing Request and Borrowing Base Certificate pursuant to Section 2.3.1;

(b) immediately after such Borrowing or issuance the Credit Exposure will not exceed the Borrowing Base;

(c) the representations and warranties of Borrower contained in this Agreement and the representations and warranties of Borrower and Guarantor in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or issuance both before and after giving effect to the making of such Loans, except to the extent that any representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date;

(d) at the time of and immediately after giving effect to such Borrowing or issuance, no Default shall have occurred and be continuing; and

(e) receipt by Lender of a completed Borrowing Base Certificate dated the date that the applicable request for Borrowing or issuance of a Letter of Credit is given pursuant to Section 2.3.1 which shall be true and correct as of the date of such applicable Borrowing or issuance.

Each Borrowing shall be deemed to constitute a representation and warranty by each Credit Party on the date thereof as to the matters specified in the preceding sentence.

3.	REPRESENTATIONS AND WARRANTIES

Each Guarantor and Borrower represents and warrants to (and, where applicable, agrees with) Lender as of the date hereof and as of the date of each Borrowing that:

3.1 Organization; Special Purpose. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership or limited liability company, as the case may be, power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Each Borrower is a Special Purpose Entity. All of the outstanding Equity Interests in each Borrower have been validly issued, and are fully paid and non-assessable and are owned by the OP free and clear of all Liens other than the Liens arising under the Pledge Agreement.

The corporate capital and ownership structure of the Credit Parties and their respective Subsidiaries (as of the most recent update of such schedule) is as described in Schedule IV. The REIT has no Subsidiaries except as disclosed in Schedule IV. The REIT currently has REIT Status and has maintained REIT Status on a continuous basis since its initial election to be taxed as a real estate investment trust for U.S. federal income tax purposes. Borrower is not an association taxable as a corporation under the Code.

3.2 Proceedings; Enforceability. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by the Credit Parties and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and no Credit Party has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

3.3 No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable Legal Requirements or regulation or the Organizational Documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Organizational Document, material indenture, agreement or other instrument binding upon any Credit Party or any of their Assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien (other than, in connection with Liens on Real Property, any Permitted Encumbrances) on any asset of any Credit Party.

3.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower, Guarantor, the Manager or the Borrowing Base Properties, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Loan Documents), Guarantor, Manager or the use, value, condition or ownership of the Borrowing Base Properties.

3.5 Agreements. No Credit Party is a party to any agreement or instrument or subject to any restriction which might adversely affect Borrower or the Borrowing Base Properties, or Borrower’s business, properties, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Borrowing Base Properties are bound.

3.6 Title. Each applicable Borrower has good record and marketable title in fee simple to, or valid leasehold interests pursuant to an Approved Ground Lease in, all of the

Borrowing Base Properties owned by it and all other real property necessary in the ordinary conduct of its business, free and clear of all Liens except the Permitted Encumbrances. To the extent a Borrowing Base Property is leased by a Borrower pursuant to an Approved Ground Lease, (i) such lease is in full force and effect and remains unmodified except as disclosed to the Lender and as is permitted under this Agreement; (ii) no rights in favor of the applicable Borrower lessee have been waived, canceled or surrendered; (iii) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue or are subject to dispute in good faith); (iv) no Borrower or other Consolidated Entity is in default under or has received any notice of default with respect to such Approved Ground Lease; (v) no lessor under such a ground lease is in default thereunder; (vi) a true and correct copy of such ground lease (together with any amendments, modifications, restatements or supplements thereof), and of the current address for the lessor to which all notices and payments under such lease are to be addressed, has been delivered to the Lender; (vii) no material rights in favor of the applicable Borrower lessee have been waived, canceled or surrendered; (viii) no Borrower or other Consolidated Entity is in default under or has received any notice of default with respect to such Approved Ground Lease; (ix) to such Borrower’s knowledge, there exists no adverse claims as to such Borrower’s title or right to possession of the leasehold premises referenced therein; (x) such Borrower lessee has delivered to the lessor thereunder notice of the encumbrance of its interest in favor of Lender pursuant to the applicable Mortgage; and (xi) if such Approved Ground Lease is a sub-lease, each of the representations and warranties contained in clauses (i) through (x) above are true and correct both as to such Approved Ground Lease and as to each superior lease to such sublease (as if each reference therein to “such lease” or “ground lease” were to mean and refer to such superior lease, and as if each reference therein to the lessee (or Borrower as lessee) or lessor were to mean and refer to the lessee and lessor, respectively, under each such superior lease). All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the transfer of the Borrowing Base Property to Borrower have been paid. The Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower’s interest in each Borrowing Base Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not materially adversely affect the value, operation or use of any Borrowing Base Property, or Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of any Borrowing Base Property or for the relocation of roadways providing access to each Borrowing Base Property. There are no claims for payment for work, labor or materials affecting the any Borrowing Base Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of any Borrowing Base Property. The survey for each Borrowing Base Property which has been delivered to Lender does not fail to reflect any material matter affecting each Borrowing Base Property or the title thereto. All of the Improvements included in determining the appraised value of the Borrowing Base Properties lie wholly within the boundaries and building restriction lines of the applicable Borrowing Base Property, and no improvement on an adjoining property encroaches upon any Borrowing Base

Property, and no easement or other encumbrance upon any Borrowing Base Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy. Each parcel comprising each Borrowing Base Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Borrowing Base Property, or any contemplated improvements to any Borrowing Base Property that may result in such special or other assessments.

Each Credit Party has good title to all its real and personal property material to its business, except for any defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any defects of title or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.7 No Bankruptcy Filing. No Credit Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and no Credit Party has any knowledge of any Person contemplating the filing of any such petition against any Credit Party. In addition, neither Borrower nor any principal nor Affiliate of Borrower has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

3.8 Full and Accurate Disclosure. No statement of fact made by any Credit Party in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to any Credit Party that has not been disclosed to Lender which adversely affects, or, as far as such Credit Party can foresee, might adversely affect, any Borrowing Base Property or the business, operations or condition (financial or otherwise) of any Credit Party. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of each Credit Party and each Borrowing Base Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of such Credit Party and such Borrowing Base Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. No Credit Party has contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of any Credit Party or any Borrowing Base Property from that set forth in said financial statements.

3.9 Tax Filings. Borrower, the REIT and the Subsidiaries thereof have filed all Federal and other material tax returns and reports required to be filed. All tax returns filed by Borrower, the REIT and their Subsidiaries are complete and correct in all material respects. Borrower, the REIT and their Subsidiaries have paid all Federal and other material Taxes, assessments, fees and other governmental charges for which they are liable (whether or not reflected on any tax returns) and have fully satisfied any Taxes, assessments, fees, and other governmental charges levied or imposed upon them or their income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed Tax assessment against Borrower, the REIT or any Subsidiary thereof which would, if the assessment were made, have a Material Adverse Effect or (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, or (c) material adverse effect on the ownership of any Borrowing Base Property. In addition, Borrower, the REIT and the Subsidiaries thereof have no primary, secondary or other liability for Taxes of any kind arising with respect to any individual, trust, corporation, partnership or other entity (other than Borrower, the REIT, and the Subsidiaries) as to which Borrower, the REIT or any Subsidiary thereof is directly or indirectly liable for Taxes of any kind incurred by such individual or entity either as a transferee, or pursuant to Code section 1.1502-6, or pursuant to any other Legal Requirement. Neither the REIT, nor Borrower nor any Subsidiary thereof is (nor has it ever been) a party to any tax sharing agreement. As of the Effective Date, each Credit Party’s true and correct U.S. taxpayer identification number is set forth on Schedule IV.

3.10 ERISA.

3.10.1 No Consolidated Entity has any employees as of the Effective Date.

3.10.2 No Consolidated Entity is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of any Credit Party constitutes or will constitute “plan assets” of one or more such plans within the meaning of the Plan Asset Regulation, (iii) no Consolidated Entity is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with any Consolidated Entity are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the Effective Date, no Borrower, nor any member of the Controlled Group maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

3.10.3 Neither the Transactions nor the use of the Commitment will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any Secured Party to any Tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA or any similar state law.

3.11 Compliance. Each Borrower and Borrowing Base Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). No Borrower is in default nor aware of any pending or actual violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of any Borrowing Base Property. Neither the zoning nor any other right to construct, use or operate the Borrowing Base Property is in any way dependent upon or related to any property other than the Borrowing Base Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Borrowing Base Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Borrowing Base Property is in conformity with the certificate of occupancy issued for such Borrowing Base Property and all other restrictions, covenants and conditions affecting such Borrowing Base Property.

3.12 Contracts. There are no service, maintenance or repair contracts affecting any Borrowing Base Property that are not terminable on one month’s notice or less without cause and without penalty or premium, unless approved by Lender in writing. All service, maintenance or repair contracts affecting any Borrowing Base Property have been entered into at arms-length in the ordinary course of the applicable Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

3.13 Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.14 Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Borrowing Base Property are located in the public right-of-way abutting such Borrowing Base Property, and all such utilities are connected so as to serve each Borrowing Base Property without passing over other property absent a valid easement. All roads necessary for the use of each Borrowing Base Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.15 Physical Condition. Except as set forth in the Property Condition Reports obtained by Lender in connection with this Agreement, each Borrowing Base Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to any Borrowing Base Property, whether latent or otherwise. No Borrower has received notice from any insurance company or bonding company of any defect or inadequacy in any Borrowing Base Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of any Borrowing Base Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, unless otherwise disclosed in writing to Lender. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.16 Borrowing Base Properties. Each Real Property listed on Schedule I fully qualifies as a Borrowing Base Property. With respect to each Borrowing Base Property (including each Real Property which shall be added as a Borrowing Base Property in accordance with the terms hereof, whether upon the Effective Date or pursuant to Article X:

(a) Other than Permitted Encumbrances, there are no claims for payment for work, labor or materials affecting any Borrowing Base Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(b) Each Borrowing Base Property is being, and will continue to be, used exclusively for one or more of the uses permitted pursuant to Section 10.1.2(iii) and in accordance with such Section 10.1.2(iii), and other appurtenant and related uses;

(c) All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Borrowing Base Property have been obtained and are in full force and effect. The Borrower shall (or cause the applicable Subsidiary to) keep and maintain all material certifications, permits, licenses and approvals, in full force and effect. The use being made of each Borrowing Base Property is in material conformity with any applicable certificate of occupancy issued for such Borrowing Base Property.

(d) (i) As of the Closing Date, and except as disclosed in any estoppel certificate delivered to the Lender, the rent rolls delivered pursuant to Section 4.1.4 are true, correct and complete in all material respects and the Leases referred to thereon are all valid and in full force and effect; (ii) the Leases (including modifications thereto) are in writing, and there are no oral agreements with respect thereto; (iii) the copies of each of the Leases (if any) delivered to the Lender are true, correct and complete in all material respects and have not been modified (or further modified); (iv) to the knowledge of any Credit Party, no defaults exist under any of the Leases by any party (including any guarantor) thereto that, individually or in the aggregate with respect to all such defaults that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate, and, as of the Effective Date, to the knowledge of any Credit Party, no material default exists under any of the Leases; (v) no Credit Party has any knowledge of any presently effective notice of termination or notice of default given by any tenant in writing under any other Leases that individually or in the aggregate could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate; (vi) no Credit Party has made any presently effective assignment or pledge of any of the Leases, the rents or any interests therein except to the Lender; (vii) no tenant or other party has an option or right of first refusal to purchase all or any portion of any Borrowing Base Property; (viii) no tenant has the right to terminate any Lease prior to expiration of the stated term of such Lease (except as a result of counterparty breach, casualty, condemnation or other customary basis of a right to terminate); and (ix) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits and estimated payments of operating expenses, Taxes and other pass-throughs paid by tenants pursuant to their Leases not prepaid more than one month prior to the date such estimated payments are due or prepayments of rent made in the ordinary course of business).

(e) No portion of any Borrowing Base Property is located in a flood hazard area as designated by the Federal Emergency Management Agency or, if in a flood zone, flood insurance (or other flood casualty protection acceptable to the Lender) is maintained therefor in full compliance with the provisions hereof and all applicable Legal Requirements.

(f) None of the Borrowing Base Properties have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has not previously been repaired or that, either individually or in the aggregate, could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate.

In the event that any of the representations or warranties set forth in this Section 3.16 are inaccurate in any material respect with respect to any Borrowing Base Property, it shall constitute a Default only in the event that Borrower, if required by the Lender, has not removed such Borrowing Base Property in accordance with Section 10.3 within ninety (90) days following delivery to the Borrower of written notice of such breach.

3.17 Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents and each advance of proceeds of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

3.18 Purchase Options. No Borrowing Base Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

3.19 Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

3.20 Hazardous Substances. Except as disclosed in the Environmental Report (as defined in the Environmental Indemnity) (i) no Borrowing Base Property is in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any Regulatory Actions (as defined in the Environmental Indemnity) relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of any Borrowing Base Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) to the best of each Borrower’s knowledge, after due inquiry no prior or current owner, tenant, subtenant, occupant or operator of any Borrowing Base Property has engaged in any Environmental Activity (as defined in the Environmental Indemnity) which violates any Environmental Laws; (iv) to the best of each Borrower’s knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect any Borrowing Base Property; (v) to the best of each Borrower’s knowledge, after due inquiry, no Toxic Mold is on or about any Borrowing Base Property which requires remediation; (vi) to the best of each Borrower’s knowledge after due inquiry, no Tanks (as defined in the Environmental Indemnity) no underground storage tanks exist on any Borrowing Base Property and no Borrowing Base Property has ever been used as a landfill; and (vii) there have been no environmental or engineering investigations, studies, audits, tests reviews or other analyses conducted by are in the possession of any Credit Party or their respective Affiliates in relation to the Property that have not been previously delivered to Lender; and (viii) each Borrower has delivered to Lender a true, complete and correct copy of the Environmental Report with respect to each Borrowing Base Property.

3.21 Name; Principal Place of Business. No Borrower uses or will use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of each Borrower is its primary address for notices as set forth in Section 6.1, and no Borrower has any other place of business.

3.22 Other Debt. There is no indebtedness with respect to any Borrowing Base Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Indebtedness permitted under Section 5.4.

3.23 Insurance. Each Credit Party currently maintains all insurance that is required to be maintained by Section 7.1.1.

3.24 Own Behalf; For Own Account. The OP confirms that it is acting on its own behalf and for its own benefit and on behalf of the REIT and each Borrower. The Loan has been requested by Borrower, and the proceeds of the Loan shall be utilized by Borrower, for its own account.

3.25 Anti-Money Laundering/International Trade Law Compliance.

(a) No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(b) The proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(c) The funds used to repay the Loan are not derived from any unlawful activity.

(d) Each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.

(e) Each Credit Party covenants and agrees that it shall immediately notify Lender in writing upon the occurrence of a Reportable Compliance Event.

(f) As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Borrower, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing (excluding the shareholders of the REIT), and all brokers or other agents of Borrower acting in any capacity in connection with the Loan; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

3.26 Security Interests and Liens.

3.26.1 The Security Documents create, as security for the Obligations, valid and enforceable, first priority security interests in and to all of the respective Collateral, perfected in accordance with the terms of the Pledge, as to the Pledge, and perfected as of recording, to the extent permitted in accordance with the terms hereof, as to the Mortgages, in favor of the Lender, except as enforceability may be limited by applicable Insolvency Proceeding, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. Other than in connection with (i) any future change in such a Credit Party’s name or the location in which Borrower is organized or registered or (ii) with respect to the Liens of the Mortgages, recording of the Mortgages in accordance with the terms hereof, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable Legal Requirements.

3.26.2 The OP has no Subsidiaries other than those disclosed on Schedule IX, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by OP free and clear of all Liens other than the Liens arising under the Pledge Agreement.

3.26.3 The OP has no equity investments in any other corporation or entity other than the Borrower except as (i) set forth on Schedule IV, or (ii) as may hereafter be disclosed to the Lender on a schedule attached to a Borrowing Request, Borrowing Base Certificate or Compliance Certificate submitted to the Lender.

3.26.4 All of the outstanding Equity Interests in each Borrower have been validly issued, and are fully paid and nonassessable and are owned by Borrower free and clear of all Liens other than the Liens arising under the Pledge.

3.26.5 The corporate capital and ownership structure of the REIT, the OP and their respective Subsidiaries is as described in Schedule IV. The REIT and the OP have no Subsidiaries except as disclosed in Schedule IV.

3.26.6 No Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests nor does any such Borrower have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Equity Interests.

All of the representations and warranties in this Article 3 and elsewhere in the Loan Documents (i) shall survive the funding and repayment of the Loan and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

4.	COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full, and all L/C Obligations shall equal zero, each Guarantor and Borrower covenants and agrees with the Secured Parties that:

4.1 Financial Statements and Other Information. Each of the REIT and Borrower shall furnish to Lender:

4.1.1 as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the REIT (or, if earlier, within fifteen (15) days after the filing of the same with the Securities and Exchange Commission), a copy of the audited consolidated balance sheet of the REIT and its Subsidiaries as of the end of such year and the related consolidated statements of operations, stockholders’ equity (where applicable) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of a nationally-recognized independent public accounting firm stating that such consolidated financial statements present fairly the financial position for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that the obligations to deliver the financial statements described in this Section 4.1.1 may be satisfied by furnishing to the Lender a copy of its annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made;

4.1.2 as soon as available, but not later than forty five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (or, if earlier, within fifteen (15) days after the date required to be filed with the SEC), a copy of the unaudited consolidated balance sheet of the REIT and its Subsidiaries as of the end of such quarter and the related consolidated statements of operations, stockholders’ equity (where applicable) and cash flows for the period commencing on the first day and ending on the last day of such quarter, and accompanied by a certificate signed by a Responsible Officer stating that such financial statements are complete and correct and present fairly the financial position for the periods indicated, in conformity with GAAP for interim financial statements applied on a basis consistent with prior quarters; provided, however, that the obligations to deliver the financial statements described in this

Section 4.1.2 may be satisfied by furnishing to the Lender a copy of its annual report on Form 10-Q in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made;

4.1.3 (i) within sixty (60) days after the end of each fiscal quarter and (ii) upon any Borrowing Base Addition or Borrowing Base Removal in accordance with Section 10.3, a Borrowing Base Certificate reflecting the results from the operations during such fiscal quarter or after giving effect to such Borrowing Base Addition or Borrowing Base Removal, respectively;

4.1.4 concurrently with the delivery of the financial statements referred to in Sections 4.1.1 and 4.1.2 above, a rent roll with respect to the Borrowing Base Properties and operating statements for the trailing four (4) quarters for the Borrowing Base Properties accompanied by a certificate signed by a Responsible Officer certifying that the information contained therein is complete and correct to the knowledge of Borrower;

4.1.5 concurrently with the delivery of the financial statements referred to in Sections 4.1.1 and 4.1.2 above, a compliance certificate, substantially in the form of Exhibit B, signed by a Responsible Officer of Borrower and of REIT (i) stating that, to the best of such officers’ knowledge, each of the Credit Parties, during such period, has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officers have no knowledge of any Default or Event of Default except as specified in such certificate; (ii) showing in detail the calculations supporting such statement for such period in respect of the covenants in Section 5.1; and (iii) showing in detail the calculation of the Borrowing Base for such period on an asset-by-asset basis. Notwithstanding anything to the contrary contained herein and without limiting the Lender’s other rights and remedies, if such certificate is not provided on the due date therefor, Borrower shall be prohibited from any further Borrowings and from requesting the issuance of any further Letters of Credit under this Agreement until such certificate is provided;

4.1.6 promptly upon Lender’s written request and in any event within five (5) Business Days after the same are available, copies of any report, proxy statement, financial statement, periodical or special report which the REIT files with the Securities and Exchange Commission or any successor or similar Governmental Authority;

4.1.7 promptly after the same are received, copies of all reports which the independent certified public accountants of Borrower or the REIT deliver to Borrower or the REIT; and

4.1.8 such additional financial and other information as Lender may from time to time reasonably request.

4.2 Notices of Material Events. Other than matters disclosed in writing to Lender on or before the date hereof, each Credit Party shall promptly (and in no event later than ten (10) days after any such Credit Party has knowledge of the same) notify Lender of:

(a) Default; Event of Default. The occurrence of any Default or Event of Default;

(b) Litigation. The commencement of, or any material development in, any litigation, arbitration or proceeding affecting Borrower, the REIT, Guarantor or any Subsidiary (i) in which the amount of damages claimed is $10,000,000 or more, (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or to have a (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, (c) material adverse effect on the ownership of any Borrowing Base Property, (iii) in which the relief sought is an injunction or other stay of the performance of any Loan Document or (iv) required to be reported to the Securities and Exchange Commission pursuant to the Exchange Act;

(c) Environmental Matters. (i) Any enforcement, cleanup, removal or other governmental or regulatory actions instituted or threatened in writing against any Credit Party or any of their Properties pursuant to any applicable Environmental Laws that would be expected to result in a liability to any of them in excess of the Remediation Threshold, and (ii) any environmental condition of the Properties of Borrower, the REIT, or any Subsidiary that could reasonably be anticipated to cause such Properties (or any portion thereof) to be subject to any material restrictions on ownership, occupancy, transferability or use under any applicable Environmental Laws;

(d) Legal Compliance. Any material written notice received from any Governmental Authority asserting that any Borrowing Base Property is not in compliance with any Requirements of Law; and

(e) Exclusion Events. Promptly and in any event within five (5) Business Days after Borrower or Guarantor obtains actual knowledge of the occurrence of an Exclusion Event, a notice setting forth the Exclusion Event.

Each notice pursuant to this section shall be accompanied by a written statement, signed by a Responsible Officer, setting forth details of the occurrence referred to therein and the provisions of this Agreement affected, and stating what action Borrower or the REIT proposes to take with respect thereto. Each notice under Section 4.2(a) shall describe with particularity the clause or provision of this Agreement or other Loan Document that has been breached or violated.

4.3 Existence. Each Credit Party shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Borrowing Base Properties.

4.4 Taxes and Other Charges. Each of the Guarantor and Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable and otherwise comply with, all their respective obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Real Properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the REIT, Borrower or such Person, (b) all lawful claims which, if unpaid, would by law become a Lien upon its Real Properties (other than, in connection with any Real Property, Permitted Exceptions), including Real Properties constituting Collateral, (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, and (d) all Contractual Obligations, provided that no such payment need be made nor obligation observed if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.5 Access to Borrowing Base Properties. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect any Borrowing Base Property or any part thereof at reasonable hours upon reasonable advance notice.

4.6 Repairs; Maintenance and Compliance; Alterations.

4.6.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause each Borrowing Base Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.6.2 and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within one Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of any Borrowing Base Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.6.2 Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or Net Operating Income of any Borrowing Base Property, (iii) are in the ordinary course of Borrower’s business, and (iv) do not materially change or impact the use or zoning of, or access to, any Borrowing Base Property or reduce the parking ratio thereof. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Lender may, in its sole and absolute discretion, withhold consent to any alteration the cost of which is reasonably estimated to exceed $1,000,000 (as determined by Lender in its reasonable discretion). Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to 125% of the cost of the Material Alteration as estimated by Lender. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 4.6.2.

4.7 Performance of Other Agreements. Borrower shall observe and perform in all material respects, each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to any Borrowing Base Property, including the Loan Documents.

4.8 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way materially and adversely affect the rights of Lender under any Loan Document.

4.9 Further Assurances. Each Credit Party shall, at Borrower’s sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; and (ii) upon Lender’s request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to any Credit Party and (b) searches of title to any Borrowing Base Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

4.10 Environmental Matters.

4.10.1 Hazardous Substances. So long as a Borrower owns or is in possession of any Borrowing Base Property, Borrower shall (i) keep such Borrowing Base Property free from Hazardous Substances (to the extent the same are in violation of any Environmental Law(s) and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance is on or near the such Borrowing Base Property in violation of Environmental Laws, (B) such Borrowing Base Property is in violation of any Environmental Laws or (C) any condition on or near such Borrowing Base Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Lender in the case of removal which is not required by law, but in response to the reasonable opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Lender (“Lender’s Consultant”), promptly after Borrower becomes aware of same, at Borrower’s sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

4.10.2 Environmental Monitoring.

(a) Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about any Borrowing Base Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or any Borrowing Base Property or any party occupying any Borrowing Base Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Borrowing Base Property that could cause such Borrowing Base Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of mold or fungus at any Borrowing Base Property, Borrower shall (i) promptly undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the applicable Borrowing Base Property affected by Toxic Mold, including providing any necessary moisture control systems at the applicable Borrowing Base Property), and (iii) provide evidence reasonably satisfactory to Lender of the foregoing. Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith. Without limiting the foregoing, the Borrower shall supply the Lender with (a) copies of the results of the “tank tightness” tests for the underground storage tanks located on properties at 23-85 87th Street, East Elmhurst, NY and 114-15 Guy Brewer Boulevard, Jamaica, NY within sixty (60) days of the date hereof, and (b) copies of all environmental correspondence and reports generated during the investigation & remediation of the Borrowing Base Properties when such correspondence and/or reports is/are provided to the New York State Department of Environmental Conservation (NYSDEC).

(b) Upon Lender’s request and at Lender’s expense, at any time and from time to time, Borrower shall provide Lender, without any liability on the part of Lender, an environmental site inspection or environmental audit report, or any update of such assessment or report of each Borrowing Base Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental engineering firm approved by Lender in scope, form and content reasonably satisfactory to Lender, assessing the presence or absence of Hazardous Substances on, in or near such Borrowing Base Property and the potential cost in connection with any Remediation (as defined in the Environmental Indemnity); provided, however, if Lender, in its good faith judgment determines that a Release or Violation exists, such environmental inspection or audit, then the cost and expense of such audit or inspection shall be paid by Borrower. Such inspections and audit may include soil borings and ground water monitoring. If Borrower fails to provide any such inspection or audit within 30 days after such request, Lender may order same, and subject to the rights of tenants at any such Borrowing Base Property. Borrower hereby grants to Lender and its employees and agents access to each Borrowing Base Property and a license to undertake such inspection or audit.

(c) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of any Borrowing Base Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon request of Lender, and with respect to any Toxic Mold, Borrower shall take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the applicable Borrowing Base Property. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence all such Remedial Work within thirty (30) days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable Legal Requirements. All Remedial Work shall be performed by licensed contractors approved in advance by Lender and under the supervision of a consulting engineer approved by Lender. All costs of such Remedial Work shall be paid by Borrower, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the applicable Borrowing Base Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the applicable Borrowing Base Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that may result from Borrower’s failure to prevail in such contest. Notwithstanding the foregoing, to the extent any tenant under a Lease is required to perform the obligations of Borrower under this Section 4.10.2(d), Borrower shall be deemed in compliance with this Section 4.10.2(c) if such tenant undertakes and completes such obligations in accordance with the applicable Lease.

(d) Borrower shall not install or permit to be installed on any Borrowing Base Property any underground storage tank in violation of any Environmental Law.

4.10.3 O & M Program. In the event any environmental report delivered to Lender in connection with the Loan recommends the development of or continued compliance with an operation and maintenance program for any Borrowing Base Property (including, without limitation, with respect to the presence of asbestos and/or lead-based paint) (“O & M Program”), Borrower shall develop (or continue to comply with, as the case may be) such O & M Program and shall, during the term of the Loan, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program. Notwithstanding the foregoing, to the extent any tenant under a Lease is required to perform the obligations of Borrower under this Section 4.10.3, Borrower shall be deemed in compliance with this Section 4.10.3 if such tenant undertakes and completes such obligations in accordance with the applicable Lease.

4.11 Title to the Property. Each Borrower will warrant and defend the title to any Borrowing Base Property owned by such Borrower, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

4.12 Special Purpose Entity. Each Borrower shall at all times be a Special Purpose Entity. No Borrower shall, directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in such Borrower not being a Special Purpose Entity. A “Special Purpose Entity” shall have the meaning set forth on Schedule VI hereto.

4.13 Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Borrowing Base Properties and shall not enter into any line of business other than the ownership and operation of the Borrowing Base Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Borrowing Base Properties).

4.14 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.15 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party. Lender hereby consents to the GTJ Management Agreement.

4.16 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of a Borrowing Base Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Borrowing Base Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.17 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Borrowing Base Properties (i) with any other real property constituting a tax lot separate from the Borrowing Base Properties, and (ii) with any portion of the Borrowing Base Properties which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Borrowing Base Properties.

4.18 Principal Place of Business. Borrower shall not change its principal place of business or chief executive office without first giving Lender thirty (30) days’ prior notice.

4.19 Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Borrowing Base Properties, and representing and warranting that Borrower does business under no other trade name with respect to the Borrowing Base Properties. The REIT shall maintain REIT Status.

4.20 Licenses. Borrower shall not Transfer any License required for the operation of the Borrowing Base Properties.

4.21 Compliance with Restrictive Covenants, Etc. Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s sole discretion.

4.22 ERISA.

(1) No Credit Party shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(2) (1) No Credit Party shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of a Credit Party to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of a Credit Party to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

(3) Each Credit Party shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) no Credit Party is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) no Credit Party is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

4.23 Liens. Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of a Borrowing Base Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded (per Legal Requirements that result in the release of such Liens as against the Property) or discharged within thirty (30) days after Borrower first receives notice of such Lien.

4.24 Expenses. Borrower shall pay or reimburse Lender (in connection with expenses described in clauses (iii), (vii), (ix), (x) and (xi) below, upon receipt of notice from the applicable party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals required under Section 2.20 and subsequent to the Closing Date to the extent the cost of the same is expressly stated herein as the responsibility of Borrower; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) legal advice with respect to the rights or responsibilities of the parties under the Loan Documents; (ix) any unsuccessful “lender liability” suit or claim brought against Lender; (x) any claim or suit brought against Lender arising under any Environmental Laws; and (xi) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings. Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand shall accrue interest at the Default Rate and may be paid from any amounts in the Accounts, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.24 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

4.25 Indemnity. Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with the assertion of any claim, loss, demand, damages, penalties, liabilities or any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower Contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with the Loan, any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 4.25 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure. The foregoing indemnity shall not apply to the extent any of the Indemnified Liabilities arise out of the act or omission of any of the Indemnified Parties.

4.26 Patriot Act Compliance. (a) Each Credit Party shall comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over such Credit Party and the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit each Credit Party’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b) The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

(c) No Credit Party nor any owner of a direct or indirect interest in any Credit Party (a) is listed on any Government Lists, (b) is a Prohibited Person, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude, or (d) is currently under investigation by any governmental authority for alleged criminal activity.

4.27 Borrower Accounts. Each Borrower shall maintain all of its accounts (collectively, the “Accounts”, which term shall include, without limitation, the Mortgage Tax Reserve Account) with the Lender with automatic debit of monthly payments due to Lender pursuant to both the Loan Documents and any Secured Swap Agreement until the Debt has been repaid in full. Further, with respect to the Guarantor deposit accounts, each Guarantor will endeavor to make reasonable efforts to open and maintain a portion of such accounts at with the Lender.

4.28 Security Deposits. Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and in a separately designated account under Borrower’s control at the Lender (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a subaccount (the “Security Deposit Account”) subject to the terms of the Leases. Security deposits held in the Security Deposit Account will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender).

4.29 Mortgage Tax Reserve Amount. Upon the determination by the Lender to record any Mortgage as provided under Section 4.31.1(c) below, the Borrower hereby irrevocably authorizes the Lender to advance all or any portion of the Mortgage Tax Reserve Amount to be applied by the Lender to the payment of recording charges, mortgage or documentary stamp taxes, title premium charges or other charges due in connection with the recording of the Mortgages.

4.30 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Accounts. Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into an Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Accounts, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Account (except the Security Deposit Account, which shall be governed by the provisions of Section 4.31 above) in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Except as otherwise required by applicable law, the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.

4.31 Collateral Matters; Liens and Security Interest.

4.31.1 To secure performance by Borrower and Guarantor of their Obligations:

(a) OP has granted to Lender an exclusive, perfected first priority security interest and Lien in and to all of the outstanding Equity Interests now or hereafter held by OP in each Borrower pursuant to the Pledge;

(b) In connection with the replacement of any of the Borrowing Base Properties or Borrowing Base Addition pursuant to Article 10 hereof, OP shall be required to deliver an additional Pledge and the other Loan Documents as required by the terms of such Article 10.

(c) Borrower has granted to Lender an exclusive, separate mortgage lien on each of the Borrowing Base Properties pursuant to the applicable Mortgages, which upon recordation thereof shall be first priority, perfected mortgage Liens and which Mortgages shall be, upon the execution and delivery thereof to Lender, effective and legally binding but such Mortgages shall not be recorded until after a Default or Event of Default occurs, at which time Lender is hereby irrevocably and unconditionally authorized to (i) cause each such Mortgage to be recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, and to take any other steps it deems necessary or appropriate in order to perfect Lender’s first priority mortgage lien in and to the Borrowing Base Properties and (ii) take such steps as Lender may require to perfect collateral assignments of all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar Taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any Mortgage (all of which are Indemnified Taxes hereunder) shall be paid by Borrower immediately when due.

(d) In connection with the addition of any property to the Borrowing Base pursuant to Article 10 hereof (including the initial Borrowing Base Properties as of the Effective Date), Borrower shall be required to deliver to Lender a Mortgage as required by the terms of such Article 10, to be held by Lender on the same terms as required by subsection (c) above hereof.

(e) From time to time upon the reasonable request of Lender, Borrower shall promptly deliver the Mortgages, dated a then-current date, to Lender, each re-executed by the respective Borrower and newly acknowledged, it being expressly understood that, notwithstanding any requirement by a Governmental Authority or pursuant to any Legal Requirement that a mortgage must be recently acknowledged to be recorded, the Mortgages originally delivered to Lender shall continue to grant to Lender a first priority mortgage lien in and to the Borrowing Base Properties.

(f) Upon recordation of any Mortgage in accordance with the terms hereof, Borrower shall deliver to Lender, a title insurance policy insuring such Mortgage, and such co-insurance and/or re-insurance as Lender may reasonably require. The title insurance policy insuring each Mortgage shall be in form and substance reasonably satisfactory to Lender. Borrower shall pay for reasonable and documented fees and expenses for Lender’s title insurance policy, title and lien searches, intangibles taxes, personal property taxes, recording fees and due diligence expenses.

(g) For the avoidance of doubt, the Mortgages shall not be recorded if no Default or Event of Default has occurred and is then continuing but each Mortgage shall, as of the date of each such Mortgage and at all times while it is held by Lender pursuant hereto, (i)

nonetheless be effective and (ii) upon recordation thereof in accordance with the terms hereof grant to Lender a first priority mortgage lien in and to the Borrowing Base Property described therein, which shall be subject to no exceptions other than Permitted Encumbrances.

(h) Borrower shall deliver such security agreements, financing statements, assignments and other Security Documents (all of which shall be deemed part of the Security Documents), in form and substance reasonably satisfactory to Lender, as Lender may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of, the Lender, first and exclusive security interests in the Equity Interests of the Borrower and when required hereunder, the Mortgages, together with other reasonable assurances as to the enforceability and priority of the Lender’s Liens and assurances of due recording and documentation of copies of the Security Documents, as Lender may reasonably require to avoid material impairment of the Liens and security interests granted or purported to be granted pursuant to this Agreement.

4.31.2 Each of Guarantor and Borrower shall cause (i) all Real Property interests related to the Borrowing Base Properties, (ii) all personal property (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto) owned by the Borrower, to the extent applicable and relating to any Borrowing Base Properties (other than vehicles subject to certificates of title) and (iii) all of the Pledged Interests to, in each case, be subject at all times to first priority, perfected, as to the Pledge, and perfected and title insured as of recording in accordance with the terms hereof, as to the Mortgages and, in the case of the Real Property interest in each Borrowing Base Property (whether leased or owned), Liens in favor of Lender at all times as required pursuant to this Agreement and the Loan Documents, to secure the Obligations pursuant to the terms and conditions of the Security Documents or, with respect to any such property acquired subsequent to the Effective Date, such other additional security documents as Lender shall request and as it shall then be entitled to obtain hereunder and under the Loan Documents, subject in any case only to Permitted Encumbrances;

4.31.3 With respect to any Collateral described in the foregoing Section 4.31.2 Borrower and OP shall deliver, or shall use commercially reasonable efforts to cause any other Person to deliver, such other documentation as Lender may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports in Borrower’s or Guarantor’s possession, custody or control, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and, at all times as required pursuant to this Agreement and the Loan Documents, the perfection of the Lender’s Liens thereunder), all in form, content and scope satisfactory to Lender;

4.31.4 Each of the Guarantors and Borrower shall indemnify and/or reimburse (as applicable) Lender for any and all reasonable and out-of-pocket costs, expenses, losses, claims, fees or other amounts paid or incurred by the Lender to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or the Borrower’s or OP’s underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (c) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Guarantor, the Borrower or any of their respective Subsidiaries referenced herein or in any other Loan Document.

4.31.5 Each of the Guarantor and Borrower shall pay all Taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than Excluded Taxes. If there shall be enacted any Law (i) affecting any Lien on any Borrowing Base Property, or (ii) changing existing Laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such Taxes, Guarantor and Borrower shall promptly pay to Lender, on demand, all Taxes, costs and charges for which the Lender is or may be liable as a result thereof (other than Excluded Taxes); however, if such payment would be prohibited by Law or would render the Loans usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

5.	NEGATIVE COVENANTS

Until the Commitments have expired or terminated, the principal of and interest on each Loan and all Unreimbursed Amounts and fees payable hereunder have been paid in full, and all L/C Obligations shall equal zero, each of the Guarantor and Borrower covenants and agrees with the Lender that:

5.1 Financial Covenants.

5.1.1 Borrower. The REIT and Borrower shall not permit:

(a) The Credit Exposure at any time to exceed fifty percent (50%) of the Borrowing Base Asset Values of all Borrowing Base Properties;

(b) The Debt Service Coverage Ratio for any fiscal quarter to be less than 1.50:1.00;

(c) The Debt Yield as of quarter end to be less than twelve percent (12%).

5.1.2 REIT. The REIT agrees as follows:

(a) Consolidated Leverage Ratio. The Consolidated Leverage Ratio of the REIT and its consolidated Subsidiaries shall not exceed sixty percent (60%) at any time; provided, however, that if, on any date, the Consolidated Leverage Ratio exceeds sixty percent (60%), there shall be a sixty (60) day grace period to cure such breach provided that (i) the REIT delivers written notice of the failure to comply with such ratio within three (3) Business Days after a Responsible Officer of the REIT obtains knowledge of such failure; (ii) at all times during such grace period, such ratio does not exceed sixty-five percent (65%); (iii) on the tenth (10th) Business Day following the commencement of such grace period, and on each tenth (10th) Business Day thereafter through the end of such grace period, the REIT shall deliver to the Lender an officer’s certificate of a Responsible Officer that certifies as to the amount of the

Consolidated Leverage Ratio as of such date, which certificate shall be accompanied by calculations in respect thereof in such detail as may be satisfactory to the Lender and shall be in form and substance satisfactory to the Lender, and (iv) such grace period shall only be available a maximum of five (5) times throughout the term of the Loans, and no more than two (2) times in any four (4) consecutive calendar quarters. The foregoing grace period shall immediately terminate in the event that any of the conditions in clause (i), (ii), (iii) or (iv) is not satisfied, time being of the essence.

(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of the REIT and its consolidated Subsidiaries for the most recent fiscal quarter shall not be less than 1.50:1.00.

(c) Tangible Net Worth. The Tangible Net Worth of OP shall not be less than the sum of (i) $150,000,000 plus (ii) an amount equal to eighty-five percent (85%) of Net Equity Proceeds by reason of the issuance and sale, from and after the Effective Date, of Equity Interests of the REIT, including upon any conversion of debt securities of the REIT, the Borrower and their respective Subsidiaries into such Equity Interests.

(d) Recourse Indebtedness Ratio. The ratio, expressed as a percentage, of (i) Indebtedness of either Guarantor that is Recourse (excluding the Indebtedness under this Agreement and the Loan Documents and Indebtedness under customary carve out guaranties) to (ii) Total Asset Value shall not exceed ten percent (10%) as of the end of the most recently ended fiscal quarter.

(e) Secured Leverage Ratio. The ratio, expressed as a percentage, of (i) the Secured Indebtedness of the Consolidated Group to (ii) Total Asset Value shall not exceed sixty percent (60%) as of the end of the most recently ended fiscal quarter.

(f) Unhedged Variable Rate Indebtedness. The ratio, expressed as a percentage, of (i) the Indebtedness of the REIT and its consolidated Subsidiaries that is Variable Rate Indebtedness (exclusive of the Indebtedness under this Agreement and the Loan Documents) to (ii) Total Asset Value shall not exceed twenty-five percent (25%) as of the end of the most recently ended fiscal quarter.

(g) Restricted Payments. The REIT shall not, directly or indirectly, and shall not permit any member of the Consolidated Group, directly or indirectly, to pay any Restricted Payment, except (a) the REIT may make the Restricted Payments in respect of its Equity Interests to the extent not prohibited below in this Section, (b) the OP, the Borrower and each direct Subsidiary of the REIT may make Restricted Payments to the REIT in order for the REIT to make payments that are not prohibited below in this Section, (c) the REIT may declare and make dividend payments or other Restricted Payments payable solely in the capital stock of the REIT so long as no Change of Control shall result therefrom, (d) REIT, Borrower and each Subsidiary may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of REIT, Borrower or any Subsidiary, (e) Borrower and REIT may purchase, redeem or otherwise acquire Equity Interests issued by it solely with the proceeds received from either (i) the Loan or (ii) the substantially concurrent issue of new shares of its common Equity

Interests or other Equity Interests provided that such purchase, redemption or acquisition is limited to the amount of such proceeds so received, (f) REIT may redeem Equity Interests in the OP in accordance with the Organization Documents of the OP, and (g) REIT or Borrower may, and Borrower may make dividends or distributions to REIT, to allow REIT do make, any (i) cash settlement payments and (ii) any cash interest payments, in each case in accordance with the terms of any series of convertible Indebtedness of REIT or the Borrower and issued by REIT or Borrower and otherwise permitted hereunder. Notwithstanding the foregoing, the REIT may, for any given fiscal quarter or consecutive fiscal quarters, make Restricted Payments in cash to the holders of its Equity Interests during such fiscal quarter or quarters in an amount that would not exceed the greater of (1) so long as no Default or Event of Default exists or would result therefrom, the FFO Distribution Allowance for such quarter or quarters or (2) so long as no Default or Event of Default as described in Section 8.1(a), 8.1(i), or 8.1(j) shall exist or would result therefrom and neither the Loans shall not become due and payable (whether upon stated maturity or acceleration or otherwise), the amount necessary for the REIT to maintain REIT Status.

5.1.3 Provisions relative to the Calculation of Total Asset Value. For purposes of the calculation of Total Asset Value under this Agreement:

(a) The Appraised Value of any Borrowing Base Property the value of which is included in the calculation of Total Asset Value shall be determined in accordance with the other applicable provisions of this Agreement, including, without limitation, Section 10.1.2.

(b) Borrower may elect to require the determination of Total Asset Value to be based upon the Estimated Values of the Included Properties or the Appraised Value of each Included Properties only once per fiscal quarter, in connection with the delivery by Borrower to Lender of the Compliance Certificate that is due to be delivered during such fiscal quarter, and such election shall be made on an “all or none” basis such that, if Borrower elects to require such determination to be based on Appraised Values, such election must be made as to all Included Properties, and if Borrower elects to require such determination to be based on Estimated Values, such election must be made as to all Included Properties (provided, however, that in the event that Borrower obtains an updated Appraisal pursuant to Section 10.1.2 Borrower shall be permitted to require that such determination be made on the basis of such updated Appraised Value); and provided, further, that if the Appraised Value of one or more Included Properties cannot be calculated solely because Appraisals have been ordered but have not yet been delivered for such Included Properties as required hereby, the Included Property Asset Value may nonetheless be determined according to the Estimated Value of each such affected Included Property and the Appraised Value of all other Included Properties until such time as an Appraisal for such affected Included Property has been obtained as provided herein.

(c) With respect to the calculation of Total Asset Value, if the REIT, Borrower or any of their Subsidiaries have made Investments in Assets of the types referred to in Sections 5.14.2 through 5.14.5 that have values that exceed the portion of the Total Asset Value that Investments in Assets of those types are permitted to have pursuant to Sections 5.14.2 through 5.14.5, then the Total Asset Value shall be calculated without regard to the portion of the values of those Investments that exceed the portion of the Total Asset Value that Investments in Assets of those types are permitted to have pursuant to Sections 5.14.2 through 5.14.5.

5.1.4 Provision Relative to Calculation of certain Financial Covenants. For the purpose of calculating the Estimated Values and covenants set forth in this Section 5.1 that contain calculations dependent upon the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income of any Asset, and in connection with any related definitions set forth in Section 1.01 that are used in such calculations, to the extent any such covenant (or definition) references a trailing four (4) fiscal quarters calculation methodology, but a particular Asset that is included as part of the calculation has not been owned by the applicable Person for such four (4) fiscal quarters, the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income of the Applicable Asset shall be annualized, based on the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income, respectively, of such Asset for the applicable quarters during its period of ownership.

5.2 Liens. Each Credit Party shall not create, incur, assume or permit to exist any Lien or Negative Pledge (other than (i) the Lien of the Security Documents and (ii) in connection with any Borrowing Base Property, any Permitted Encumbrances) on (a) the Assets constituting the Borrowing Base Properties, (b) the legal or beneficial interest in any Borrower or (c) the other Collateral for the Loans and Obligations.

5.3 Fundamental Changes.

5.3.1 Mergers, Consolidations, Disposal of Assets, Etc. No Credit Party shall merge or consolidate, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate, discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, except that, so long as no Event of Default has occurred and is continuing or would result therefrom: (i) any Credit Party may dispose of a Property owned by such Credit Party in the ordinary course of business and for fair value; provided that if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 10.3; and (ii) REIT may, directly or indirectly, merge or consolidate with any other Person so long as (A) REIT shall be the survivor thereof; (B) REIT shall have given Lender at least 30 days’ prior written notice of such consolidation or merger; (C) REIT shall have provided to Lender all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (D) the Lender has not advised REIT that such merger or consolidation would result in a violation of any concentration or lending limits applicable by law or regulation applicable to Lender; (E) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom; and (F) at the time of consummation of the merger, Borrower shall have delivered to Lender a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by the Credit Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 5.1, after giving effect to such consolidation or merger (each of clause (i) - (ii), a “Fundamental Change”). Nothing in this Section shall be deemed to prohibit (i) subject to Section 10.3, the leasing of all or portions of Assets in the ordinary course of business for occupancy by the tenants thereunder, or (ii) subject to compliance with the provisions of Article 10 hereof, the sale of Assets in the ordinary course of Borrower’s business.

5.3.2 Restriction on Amendments. At least twenty (20) days prior to amending (or causing or permitting to be amended), modifying or waiving any of the provisions of any of the Organizational Documents of any Credit Party in any material respect, the REIT shall deliver a written notice (the “Proposed Modification Notice”) to Lender setting forth the specific details of the proposed amendment, modification and/or waiver (each, a “Proposed Modification”). Any Proposed Modification which will materially and adversely affect the Lender will require the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Lender’s consent in its sole and absolute discretion shall be required for any Proposed Modification which would materially and adversely affect the Lender, including a modification that would adversely affect the Collateral for the Loans or repayment of any of the Obligations. Neither Borrower nor Guarantor will change its chief executive office or place of organization unless the applicable party shall have provided Lender with thirty (30) days’ prior written notice of such change (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Lender, as may be necessary to maintain the security interest in, and the Liens upon, the Collateral granted under the Security Documents at all times fully perfected, as to the Pledge, and perfected as of recording in accordance with the terms hereof, as to the Mortgages, and in full force and effect.

5.4 Indebtedness. Borrower and Guarantor shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except (a) Indebtedness incurred pursuant to this Agreement, (b) Trade Payables, and (c) as to Guarantor, other Indebtedness provided the Guarantor shall remain in compliance with the covenants set forth in Section 5.1 after giving effect to such Indebtedness.

5.5 Transactions with Affiliates; Joint Ventures.

5.5.1 Transactions with Affiliates. No Credit Party shall enter into any transaction with any Affiliate of REIT or of any such Person, except (a) as expressly permitted by this Agreement, or (b) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Person, (c) reasonable and customary fees paid to, and indemnification arrangements with, members of the board of directors (or similar governing body) of any of the Credit Parties or the issuance of directors’ or nominees’ qualifying shares, (d) compensation and indemnification arrangements for directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries, including retirement, health, option and other benefit plans, bonuses, performance-based incentive plans, and other similar forms of compensation, the granting of Equity Interests to directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries in connection with the implementation of any such arrangement, and the funding of any such arrangement, (e) Restricted Payments permitted under Section 5.1(g), (f) Investments permitted under Section 5.14 and (g) transactions between or among Borrower and the Subsidiaries permitted under Section 5.3 not involving any other Affiliate; in each case, upon fair and reasonable terms no less favorable to such Person than would obtain in a comparable arm’s-length transaction with a Person not such an Affiliate.

5.5.2 Joint Ventures. No Borrower shall enter into any joint venture or other co-ownership relationship for any Asset with any Person.

5.6 Restrictive Agreements. No Credit Party shall directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Credit Party to create, incur or permit to exist any Lien or Negative Pledge (other than, in connection with any Real Property, any Permitted Encumbrances) upon any of the Collateral.

5.7 Fiscal Year; Fiscal Quarters. No Credit Party shall change its fiscal year or any of its fiscal quarters, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.8 Employees. No Credit Party shall employ or engage any employees at any time unless such employees are engaged by a Credit Party in connection with such Credit Party’s normal business operations or in the ordinary course of owning and operating any Property and with the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed).

5.9 ERISA. (a) No Credit Party shall take any action, or omit to take any action, which would (i) cause any of such Credit Party’s Assets to be subject to Title I of ERISA and/or Section 4975 of the Code or (ii) cause the transactions contemplated by the Loan Documents to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Lender, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(b) During the term of the Loans, no Credit Party shall maintain, sponsor or become obligated to contribute to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan.

5.10 Asset Sales. No Credit Party shall transfer, voluntarily, by operation of law or otherwise, any Borrowing Base Property other than in compliance with the requirements for Borrowing Base Removal set forth in Section 10.3.2. No Credit Party shall transfer, voluntarily, by operation of law or otherwise, any Asset other than a Borrowing Base Property during the occurrence of any Event of Default or at any other time if such transfer would cause any Credit Party to be in violation of any of the covenants set forth in Section 5.1; provided, however, that the following transfers or other dispositions shall not be prohibited: (i) transfers or dispositions with respect to Assets other than Borrowing Base Properties during the continuance of an Event of Default in the event that a purchase and sale agreement has been entered into for any such Asset with a Person that is not an Affiliate of Borrower and upon arms’-length terms and all of the sales proceeds therefrom are immediately after such sale delivered to Lender to be applied toward repayment of the Loans and other Obligations then due and owing, with any remaining amount to be returned to Borrower; (ii) transfers or dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (iii) transfers or dispositions of inventory in the ordinary course of business; (iv) any transfer of real property due to condemnation and (v) transfers or dispositions permitted by Section 5.3.

5.11 Prohibited Transfers; REIT Covenants.

5.11.1 Transfers of Guarantor Equity Interest. The REIT shall not (i) transfer, voluntarily, involuntarily, by operation of law or otherwise, all or any part of its direct or indirect Equity Interest in the OP or Borrower in any respect that would result in a Change of Control without the prior written consent of Lender, in its sole and absolute discretion; (ii) cause, permit or suffer to exist any Lien, whether directly or indirectly, upon all or any portion of its interest in OP or Borrower or any rights to distributions therefrom, or grant any Negative Pledge with respect thereto; or (iii) fail for any reason whatsoever, whether voluntarily or involuntarily, to be own and control the sole general partner of OP.

5.11.2 Transfers of Equity Interests. Except in connection with a Borrowing Base Removal in accordance with Section 10, OP shall not transfer, voluntarily, involuntarily, by operation of law or otherwise, all or any part of its Equity Interest in any Borrower without the prior written consent of Lender, in its sole and absolute discretion.

5.11.3 Principal Subsidiary. The REIT shall not undertake any act, acquire any Investment, enter into any transaction, dispose of any asset or otherwise cause or permit any transaction to occur whereby Borrower ceases to be the principal Subsidiary of the REIT through which the REIT directly or indirectly holds all or substantially all of its Assets.

5.12 Management Fees. No Credit Party shall pay property management or similar fees in connection with the Transactions, provided that the foregoing shall not prohibit Borrower from paying management, investment advisory fees or similar fees in connection with the management of the Borrowing Base Properties.

5.13 Status. Each Borrower shall not fail to at all times maintain its status as a Special Purpose Entity.

5.14 Line of Business; Investments. The REIT shall not, nor shall the REIT permit any of its Subsidiaries to, enter into or acquire any Investment other than, or engage in any material line of business substantially different from, Investments in Real Properties (to the extent permitted hereunder and in accordance with this Agreement) which are used as offices, retail space, and multifamily housing, parking or distribution facilities or any combination thereof, and any business activities substantially related or incidental thereto. The REIT shall not, nor shall it permit any of its Subsidiaries to, make any Investments, or engage in any business, other than:

5.14.1 Investments by the REIT or the OP in Real Properties (to the extent permitted hereunder and in accordance with this Agreement) which are used as offices, retail space, multifamily housing, parking facilities (so long as they are operated by a third-party operator) or distribution facilities which meet the conditions set forth in Section 10.1.2(v) hereof, or any combination thereof, and any business activities substantially related or incidental thereto;

5.14.2 Investments by the REIT or the OP in non-wholly owned subsidiaries and unconsolidated Affiliates; provided that such Investments shall not collectively exceed fifteen percent (15%) of Total Asset Value;

5.14.3 Investments by the REIT or the OP in undeveloped or unimproved Real Property; provided that such Investments in the aggregate for the REIT shall not collectively exceed five percent (5%) of Total Asset Value; and

5.14.4 Investments by the REIT or the OP in underdeveloped, partially constructed, or partially improved Real Property; provided that such Investments in the aggregate for the REIT, shall not collectively exceed ten percent (10%) of Borrower’s Total Asset Value;

5.14.5 Investments by the REIT or the OP in loans secured, in whole or in part, by a first-lien mortgage or deed of trust upon Real Property, provided that such investments in the aggregate for the REIT shall not collectively exceed ten percent (10%) of Total Asset Value;

5.14.6 Investments in the form of cash or Cash Equivalents or other short term liquid Investments approved by Lender;

5.14.7 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, provided that such Investments in the aggregate for the REIT and its Subsidiaries shall not collectively exceed five percent (5%) of Total Asset Value;

5.14.8 Investments by the REIT or the OP permitted under applicable law in the publicly traded Equity Interests of real estate investment trust or other real estate companies conducting business, services or activities substantially similar or related to those engaged in by the REIT and its Subsidiaries on the Effective Date not to at any time exceed five percent (5%) of Total Asset Value; and

5.14.9 Investments by the REIT or the OP (i) in the ordinary course of business constituting 100% of the Equity Interests in any Person the assets of which (other than immaterial assets) constitute real property assets and which Investments do not constitute or include the assumption of Indebtedness of such Person or a Guarantee or Indebtedness of such Person (in each case other than Non-Recourse Indebtedness) or (ii) constituting all of the Equity Interests in any other Person so long as (A) unless the assets of such Person (other than immaterial assets) constitute real property assets which are otherwise permitted to be acquired by the REIT under this Section 5.14, Borrower shall have given Lender at least thirty (30) days’ prior written notice of such Investment, (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would resulted therefrom, and (C) prior to consummating such Investment, Borrower shall have delivered to Lender a Compliance Certificate, calculated on a pro forma basis based on information then available to Borrower, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Section 5.1, after giving effect to such Investment.

Notwithstanding anything to the contrary herein, the aggregate amount of the Investments described in clauses (5.14.2) through (5.14.5) above shall not exceed in the aggregate for the REIT, Borrower, or Guarantors twenty percent (20%) of Total Asset Value.

5.15 Zoning. Borrower shall not, without the Lender’s prior written consent, seek, make, suffer, consent to or acquiesce in any material change or variance in any zoning or land use laws or other conditions of any Borrowing Base Property or any portion thereof. The Borrower shall not use or permit the use of any portion of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning or land use law or any other Laws, or amend or modify any agreements relating to zoning or land use matters or permit the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned provided that such change could not reasonably be expected to adversely affect the value of such Borrowing Base Property. Further, without the Lender’s prior written consent, the Borrower shall not file or subject any part of any Borrowing Base Property to any declaration of condominium or co-operative or convert any part of any Borrowing Base Property to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.

5.16 Borrowing Base Properties; Ground Leases. Each of the REIT and Borrower shall not, nor shall it permit any other Credit Party to, directly or indirectly:

5.16.1 use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Borrowing Base Properties by any tenant, in any manner which violates any Legal Requirement or which could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with the requirements hereof commercially unreasonable (including by way of increased premium);

5.16.2 Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property;

5.16.3 Without the prior consent of Lender, surrender the leasehold estate created by any Approved Ground Lease or terminate or cancel any Approved Ground Lease or materially modify, change, supplement, alter, or amend any Approved Ground Lease, either orally or in writing; or

5.16.4 Enter into any Contractual Obligations related to any Borrowing Base Property providing for the payment of a management fee (or any other similar fee) to anyone other than a Credit Party if, with respect thereto, Lender has reasonably required that such fee be subordinated to the Obligations in a manner reasonably satisfactory to Lender, and a reasonably acceptable subordination agreement has not yet been obtained.

6.	NOTICES AND REPORTING

6.1 Notices.

6.1.1 All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if delivered by a nationally recognized overnight delivery service (such as Federal Express) or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loan) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party): If to Lender: Michael J. Sleece, Senior Vice President, Capital One, N.A., 280 Park Avenue, 23rd Floor, New York, New York 10017, with a copy to: Kevin J. Lyons, Esquire, Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108; if to Borrower: c/o Paul Cooper, Chief Executive Officer, GTJ REIT, Inc., 60 Hempstead Avenue, Suite 718, West Hempstead, New York 11552, with a copy to: Christine A. McGuinness, Esquire, Schiff Hardin LLP, 666 Fifth Avenue, Suite 1700, New York, New York 10103. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, as set forth in Section 6.1.3 below.

6.1.2 Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

6.1.3 Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

7.	INSURANCE; CASUALTY; AND CONDEMNATION

7.1 Insurance.

7.1.1 Coverage. Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance:

(a) Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery and, if required by Lender, flood and/or earthquake coverage and subject to subsection (j) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Such insurance policy shall also insure for ordinance of law coverage, costs of demolition, costs to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and increased cost of construction in amounts satisfactory to Lender. Each such insurance policy shall (i) be in an amount equal to the lesser of (A) 100% of the then replacement cost of the Improvements without deduction for physical depreciation and (B) the unpaid Principal, (ii) have deductibles no greater than the lesser of $10,000 or 5% of Net Operating Income per occurrence, (iii) be paid annually in advance and (iv) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis. Lender shall be named Mortgagee and Loss Payee on a Standard Mortgagee Endorsement.

(b) Flood insurance if any part of a subject Borrowing Base Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area, or such other Special Hazard Area, in amounts required by Lender in its sole discretion, whether as a result of the recordation of any Mortgage or otherwise.

(c) Rental loss and/or business interruption insurance (i) with Lender being named as “Mortgagee and Lender Loss Payee”, (ii) in an amount equal to one hundred percent (100%) of the projected gross Rents from the subject Borrowing Base Property during the event that caused the loss of income; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the subject Borrowing Base Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the subject Borrowing Base Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. (The policy may be structured with an 18-month period of indemnity or a 12-month period of indemnity with a 6-month extended period of indemnity.) The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(d) During any period of repair or restoration, builder’s “all-risk” insurance on the so called completed value basis in an amount equal to not less than the full insurable value of the subject Borrowing Base Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender.

(e) Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in an amount equal to 100% of the full replacement cost of the Improvements on each Borrowing Base Property (without any deduction for depreciation).

(f) Coverage to compensate for ordinance of law the cost of demolition, the cost to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and the increased cost of construction in an amount satisfactory to Lender.

(g) Public liability insurance, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year with no deductible or self insured retention; together with at least $5,000,000 excess and/or umbrella liability insurance for any and all claims. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(h) Worker’s compensation and disability insurance with respect to any employees of Borrower, as required by any Legal Requirement.

(i) Such other insurance (including, but not limited to, environmental liability insurance, earthquake insurance, sinkhole insurance, mine subsidence insurance and windstorm insurance) as may from time to time be reasonably required by Lender in order to protect its interests.

(j) Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of each subject Borrowing Base Property; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of each Borrowing Base Property; provided that such coverage is commercially available. Borrower shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

7.1.2 Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Lender and licensed to do business in the State, with a claims paying ability rating of A or better by S&P (and the equivalent by any other Rating Agency) (provided, however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of A or better by S&P (and the equivalent by any other Rating Agency), with no carrier below BBB (and the equivalent by any other Rating Agency) or (B) if five (5) or more insurance companies issue the Policies, then at least 60% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of A or better by S&P (and the equivalent by any, other Rating Agency), with no carrier below BBB (and the equivalent by any other Rating Agency), and a rating of AX or better in the current Best’s Insurance Reports; (ii) name Lender and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Lender; (v) be assigned and the originals thereof delivered to Lender; (vi) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Lender a certified copy of each Policy within thirty (30) days after its effective date. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

7.2 Casualty.

7.2.1 Notice; Restoration. If a Borrowing Base Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give notice thereof to Lender within two (2) Business Days. Following the occurrence of a Casualty,

Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the subject Borrowing Base Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $1,000,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $1,000,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim with the prior consent of Lender, such consent not to be unreasonably withheld; provided such adjustment is carried out in a competent and timely manner. In the event of an Insured Casualty during an Event of Default (a “Significant Casualty”), Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Account and disbursed in accordance herewith. If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.

7.3 Condemnation.

7.3.1 Notice; Restoration. Borrower shall give Lender written Notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Borrowing Base Property (a “Condemnation”) within two (2) Business Days of actual constructive notice thereof, and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the subject Borrowing Base Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2 Collection of Award. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, exercisable during an Event of Default, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and, during an Event of Default, to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. If the subject Borrowing Base Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt (except to the extent the purchase of such Borrowing Base Property is entitled to receive the same). Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof.

7.4 Application of Proceeds or Award.

7.4.1 Application to Restoration. If an Insured Casualty or Condemnation occurs where (i) in the reasonable judgment of Lender, the subject Borrowing Base Property can be restored within six months, and prior to six months before the scheduled Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the subject Borrowing Base Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt (ii) less than (x) thirty percent (30%), in the case of an Insured Casualty or (y) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (iii) Leases demising in the aggregate at least sixty-five (65%) of the total rentable space in the subject Borrowing Base Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); and (iv) no Default or Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the subject Borrowing Base Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Lender.

7.4.2 Application to Debt. Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3.

7.4.3 Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Account upon Lender being furnished with (i) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender’s discretion, and (iv) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work. Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Debt or returned to Borrower.

8.	DEFAULTS

8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a) Borrower shall fail to (i) pay as and when due and payable any principal on any of the Loans or Obligations (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) pay when due any interest on any of the Loans or Obligations or (iii) pay when due any fees or any other amount payable hereunder or under any other Loan Document, and such failure to pay interest, fees or such other amounts described in clause (ii) or (iii) shall continue for five (5) days after written notice thereof has been given to Borrower by Lender;

(b) any of the Taxes are not paid when due, subject to Borrower’s right to contest Taxes in accordance with Section 4.4;

(c) the Policies are not kept in full force and effect, or are not delivered to Lender upon request;

(d) a Change of Control occurs;

(e) any representation or warranty made by Borrower or Guarantor or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

(f) Borrower breaches any covenant contained in Sections 5.1, 5.2, 5.3, 5.4, 5.4, 5.5, 5.11, or 5.14;

(g) except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Lender;

(h) a default by any Credit Party under any Secured Swap Agreement or Third Party Swap Agreement that results in a termination of the same;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Insolvency Proceeding or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of ninety (90) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Insolvency Proceeding, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) any Credit Party shall admit in writing its inability to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against any Consolidated Entity alone or any combination thereof, and the same shall remain undischarged for a period of forty-five (45) consecutive days during which either (i) execution shall not be effectively stayed or bonded or (ii) a reputable insurance company has not accepted liability therefor (other than requiring payment of the applicable deductible);

(m) any Consolidated Entity (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after the expiration of any applicable grace periods, in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (j) shall not apply to any redemption, conversion or settlement of any convertible Indebtedness of REIT or the Borrower (and cash in lieu of fractional shares or units) pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder or an event of a type that otherwise constitutes an Event of Default or the required amount payable in respect of such redemption, conversion or settlement is not timely paid;

(n) the written assertion by any Governmental Authority against any Consolidated Entity of (or there shall have been asserted against any Consolidated Entity) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by such Consolidated Entity or any of its Subsidiaries or predecessors that, in the reasonable judgment of Lender, are reasonably likely to be determined adversely to such Consolidated Entity, and the amount thereof (either individually or in the aggregate) will have a Material Adverse Effect (insofar as such amount is payable by such Consolidated Entity but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(o) subject to the provisions of Article X, the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien, as to the Pledge, or a valid and perfected Lien as of the time of recording to the extent permitted herein, on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of Lender, free and clear of all other Liens (other than Liens under the respective Security Documents and Permitted Encumbrances), or, except for expiration, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Credit Party;

(p) any Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor shall unsuccessfully contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder;

(q) any Credit Party with ERISA investors who have made a capital contribution shall fail or cease to qualify as a REOC or a VCOC or otherwise meet an exception under the Plan Assets Regulations which would prevent the assets of such Credit Party from being subject to Title I of ERISA and/or Section 4975 of the Code;

(r) any event shall occur which gives rise to a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) involving any plan (as such term is defined in the Plan Asset Regulation) that is a Consolidated Entity that could subject Lender, on account of any Loan or any other transaction contemplated by the Loan Documents, to any Tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;

(s) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Collateral or any Borrowing Base Property or any of the other material assets of the REIT or the Borrower, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(t) a Change in Control shall occur;

(u) if (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by an Approved Ground Lease as and when such rent or other charge is payable (unless waived by the landlord under an Approved Ground Lease), (B) there shall occur any default by Borrower, as tenant under an Approved Ground Lease, in the observance or performance of any term, covenant or condition of an Approved Ground Lease on the part of Borrower, to be observed or performed (unless waived by the landlord under an Approved Ground Lease), (C) if any one or more of the events referred to in an Approved Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under an Approved Ground Lease or which would entitle the landlord to terminate an Approved Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the landlord under an Approved Ground Lease), (D) if the leasehold estate created by an Approved Ground Lease shall be surrendered or an Approved Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of an Approved Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender of if Borrower fails to exercise any renewal options under an Approved Ground Lease; or

(v) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1,

for ten days after notice to Borrower (and Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days.

8.2 Remedies.

8.2.1 Acceleration. During the continuance of an Event of Default (other than an Event of Default described in paragraph (i) or (j) of Section 8.1) and at any time and from time to time thereafter, the obligation of Lender to advance amounts hereunder may be immediately terminated (and shall be immediately terminated upon the occurrence of an Event of Default described in paragraph (i) or (j) of Section 8.1) in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Borrowing Base Properties; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (i) or (j) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2 Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Borrowing Base Property, the Mortgage has been foreclosed, the Borrowing Base Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, and (iii) Lender may take any or all of the following actions, at the same or different times: (i) terminate the Commitments and any obligations of the Lender to issue, amend or renew Letters of Credit,

(ii) declare the Loans and Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, (iii) record the Mortgages, (iv) require that Borrower Cash Collateralize all outstanding Letters of Credit (in an amount equal to 105% of the stated amount thereof), and (iv) exercise all of the rights and remedies of the Lender, whether provided at law or in equity, including its rights and remedies under this Agreement and/or the Security Documents; and in case of any event with respect to the REIT or the Borrower described in Section 8.1(i) or Section 8.1(j), (A) the obligation of the Lender to issue, amend or renew Letters of Credit shall automatically terminate; (B) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable (such automatic events being deemed an acceleration hereunder), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, (iii) Lender thereupon may record the Mortgages; (iv) Borrower shall automatically be required to Cash Collateralize all outstanding Letters of Credit (in an amount equal to 105% of the stated amount thereof), and (iv) all of the rights and remedies of the Lender, whether provided at law or in equity, including their rights and remedies under this Agreement and/or the Security Documents, shall thereupon immediately be exercisable. The Loans are fully recourse to the Borrower and the Guarantors, and Lender is expressly permitted to enforce the liability and obligation of the Credit Parties to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein, without limitation, a money judgment or specific performance shall be sought against any Credit Party, or any other appropriate action or proceeding to enable the Lender to enforce and realize upon its interest and rights under the Loan Documents or any other collateral that may be given to Lender pursuant to the Loan Documents. To the extent permitted by applicable Legal Requirements, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3 Severance. Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

8.2.5 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable Legal Requirements, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

9.	ASSIGNMENTS/PARTICIPATIONS

9.1 Assignments. Lender may with Borrower’s consent, which shall not be unreasonably withheld, conditioned or delayed, assign to one or more Eligible Assignee (each, an “Assignee”) all or any portion of its rights, interests and obligations under this Agreement and the Note in minimum amounts of $5,000,000.00 and on such other terms, as between Lender and each of its Assignees, as Lender may deem reasonable and such Assignee shall assume such rights, interests and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and Lender in form and substance satisfactory to Lender, provided that Borrower’s consent shall not be required during the existence of an Event of Default. It is understood and agreed that, notwithstanding anything to the contrary contained herein, Lender may at any time pledge or assign all or any portion of its rights under this Agreement, the Note and other Loan Documents to any of the twelve (12) Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release Lender from its obligations hereunder or under any of the other Loan Documents. Upon execution and delivery of such an instrument and payment by such Assignee to Lender of an amount equal to the purchase price agreed between Lender and such Assignee, such Assignee shall be a lender party to this Agreement and shall have all the rights, interests and obligations of a lender with the amount of the Loan as set forth in such Assignment and Assumption Agreement, and Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Any such Assignment and Assumption Agreement shall run to the benefit of Borrower and a copy thereof shall be delivered by the Assignor to Borrower. Upon the consummation of any Assignment and Assumption Agreement pursuant to this Section 9.1, Lender and Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee (in the manner described below) and related amendments to the Loan Documents are made and Lender shall record the Assignment and Assumption Agreement in the “Register”, as hereinafter defined. No assignment or amendment executed in connection therewith shall increase the Borrower’s obligations or responsibilities or diminish its rights under the Loan Documents.

Lender shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the lenders and principal amount of the Loan owing to each lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Lender and the Assignees may treat each Person whose name is recorded in the Register as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and the Assignees at any reasonable time and from time to time upon reasonable prior notice.

At the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment.

9.2 Participations. Lender may without Borrower’s consent grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Loan in minimum amounts of $5,000,000.00. Any agreement pursuant to which Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder, including, without limitation, the right to exercise Lender’s rights hereunder to approve any amendment, modification or waiver of any provision of this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary

10.	BORROWING BASE PROPERTIES

10.1 Borrowing Base Properties.

10.1.1 At all times, the Borrower shall maintain the Borrowing Base Properties in accordance with this Article 10 and the other terms and conditions of the Loan Documents.

10.1.2 In addition to the other requirements that are set forth in the definition of “Borrowing Base Property,” in order for a Real Property to qualify as a Borrowing Base Property, it shall comply with the following conditions at all times:

(a) Such Borrowing Base Property shall be wholly owned by a Borrower that complies with the covenants and provisions of this Agreement relating to Borrowers; provided, however, that a Borrowing Base Property may, with Lender’s written consent, be leased to a Borrower under an Approved Ground Lease;

(b) The representations and warranties contained in Article 3 with respect to Borrowing Base Properties shall at all times be true and correct with respect to such Borrowing Base Property and such Borrowing Base Property shall be in compliance with the covenants set forth in Section 10.3;

(c) Such Borrowing Base Property shall be an income producing, multi-family, mixed-use, retail, distribution, parking, flex, industrial or office property, provided that parking facilities shall be permitted only if operated by a third-party operator and distribution facilities shall be permitted only to the extent they meet the conditions set forth in clause (e) of this Section 10.1.2;

(d) At least eighty percent (80%) of the (x) units in any multi-family Borrowing Base Property, and (y) net rentable square footage of any other type of Borrowing Base Property (other than a parking facility), shall be subject to executed Leases from tenants in occupancy who are not in default beyond the expiration of all applicable notice and grace periods under their Lease and not in bankruptcy (the “Occupancy Rate”); provided, however, that if (A) on any date, the Occupancy Rate is less than eighty percent (80%), there shall be a grace period of two (2) fiscal quarters to increase such occupancy provided that (i) Borrower delivers written notice of the failure to comply with such occupancy requirement within three (3) Business Days after a Responsible Officer of Borrower obtains knowledge of such failure, and (ii) at all times during such grace period, the Occupancy Rate does not fall below seventy percent (70%) at any time and (B) on any date, the Occupancy Rate is less than seventy percent (70%), there shall be a grace period of two (2) fiscal quarters (which shall be concurrent with and not in addition to the two (2) fiscal quarter grace period referred to in clause (A), above) to increase such occupancy provided that (i) Borrower delivers written notice of the failure to comply with such occupancy requirement within three (3) Business Days after a Responsible Officer of Borrower obtains knowledge of such failure, (ii) at all times during such grace period, the Occupancy Rate does not fall below fifty percent (50%) at any time, and (iii) during the pendency of such grace period, the percentage applicable in calculating the Value-Based Borrowing Base Limit for the applicable Borrowing Base Property shall be reduced by fifty percent (50%); thereafter, and in the event any Borrowing Base Property has an Occupancy Rate below fifty percent (50%) at any time, such Borrowing Base Property shall be removed from the Borrowing Base pursuant to Section 9.03;

(e) If such Borrowing Base Property is a distribution facility, it shall be an Investment Grade Borrowing Base Property having at least eight (8) years remaining on the term of the Lease to the applicable Investment Grade Tenant at the time such facility is added to the Borrowing Base (excluding any extension options) and where the applicable Investment Grade Tenant shall be in occupancy, not in default beyond the expiration of all applicable notice and grace periods under its Lease and not in bankruptcy;

(f) If such Borrowing Base Property is a Single Tenant Asset, then the remaining Lease term related thereto shall be no less than six (6) years (excluding any extension options);

(g) An Appraisal shall be required for each Borrowing Base Property during the term of this Agreement as follows: (A) within six (6) months prior to the Effective Date (with respect to each initial Borrowing Base Property that is added to the Borrowing Base upon the Effective Date, and (B) within six (6) months prior to the date that any Borrowing Base Property is added to the Borrowing Base in accordance with the Loan Documents (which respect to Borrowing Base Properties added after the Effective Date), and that in each case that is acceptable to Lender in its reasonable discretion, subject to the provisions of Sections 10.1.2(viii) and (ix);

(h) For purposes of determining the Appraised Value of any Borrowing Base Property hereunder, the most recent Appraisal thereof obtained by in accordance with the terms hereof shall govern the determination of the Appraised Value thereof; provided, however that if a new Appraisal is not required to be obtained for such Borrowing Base Property pursuant to Section 10.1.2 until such time as the new Appraisal shall have been obtained in accordance with this Agreement, then the Borrowing Base Asset Value of such Borrowing Base Property shall equal the lesser of the Acquisition Cost of such Borrowing Base Property or the Estimated Value thereof.

(i) The survey for such Borrowing Base Property delivered to the Lender in connection with this Agreement shall be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ASM Land Title Surveys. Except for those matters reflected on such survey or in the title policy for such Borrowing Base Property delivered to the Lender in connection with this Agreement or as otherwise disclosed to the Lender, as of the date such Real Property is accepted as a Borrowing Base Property, there shall not be any construction or commencement of construction on such Borrowing Base Property of any new external structures, or additions or extensions thereto, or other external improvements, whether to existing structures or not. Except as may be disclosed on the surveys delivered pursuant to this Agreement and in the title policy for such Borrowing Base Property: (i) none of the material improvements comprising part of such Borrowing Base Property shall be outside the boundaries of such Borrowing Base Property (or building restriction or setback lines applicable thereto); (ii) no material improvements on adjoining properties shall encroach upon such Borrowing Base Property; and (iii) no material improvements comprising part of such Borrowing Base Property shall encroach upon or violate any easements or any other encumbrance upon such Borrowing Base Property, in each case other than minor encumbrances which could not reasonably be expected to have a (x) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (y) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (z) material adverse effect on the ownership of such Borrowing Base Property.

(j) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Credit Party under applicable legal requirements currently in effect in connection with the transfer of such Borrowing Base Property to the Borrower, any transfer of a controlling interest in the Borrower or the formation of the REIT, as applicable, shall have been paid or will be paid prior to delinquency. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Credit Party under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, shall have been paid prior to delinquency.

(k) The Borrower shall have delivered to Lender copies of all Leases and all unrecorded easement agreements, reciprocal easement agreements, management agreements and material agreements in Borrower’s possession or custody which affect in any material respect the Borrower’s interest in such Borrowing Base Property.

(l) Borrower shall have received no notice of any condemnation proceeding involving such Borrowing Base Property or any portion thereof or parking facility used in connection therewith, nor shall any portion of such Borrowing Base Property or any parking facility used in connection therewith be damaged due to fire or other casualty, except those proceedings or casualties that could not reasonably be expected to materially interfere with the current use and value of such Borrowing Base Property or to cause such property to otherwise no longer qualify as a Borrowing Base Property.

(m) Such Borrowing Base Property shall have adequate rights of access to public ways and is currently served by adequate electric, gas, water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the use and enjoyment of such Borrowing Base Property as intended to be used and enjoyed shall be located in the public right-of-way abutting such Borrowing Base Property or in private easements or license areas benefitting such Borrowing Base Property.

(n) No Credit Party shall have suffered, permitted or initiated the joint assessment of such Borrowing Base Property with any other real property constituting a tax lot separate and apart from the tax lot comprising such Borrowing Base Property.

(o) As of the date of its inclusion as a Borrowing Base Property, such Borrowing Base Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, shall be in good condition, order and repair in all material respects subject to reasonable and customary wear and tear; and there shall exist no structural or other material defects or damages in such Borrowing Base Property, whether latent or otherwise, and no Credit Party shall have received written notice from any insurance company or bonding company of any defects or inadequacies in such Borrowing Base Property, or any part thereof, which would, in either case, adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(p) The Borrower shall have delivered to the Lender a true and correct copy of the Management Agreement that is in effect with respect to such Borrowing Base Property. The Management Agreement with respect to such Borrowing Base Property delivered to the Lender shall be the only Management Agreement related to such Borrowing Base Property, and shall be in full force and effect with no default or event of default, in either case beyond all applicable notice and grace periods, existing thereunder.

(q) To the knowledge of Borrower, no portion of such Borrowing Base Property shall have been purchased with proceeds of any illegal activity and no part of the proceeds of any Credit Extension will be used in connection with any illegal activity.

(r) The Borrowing Base Property must be located in New York, Connecticut, New Jersey, Massachusetts, Rhode Island, Delaware, Maryland, Virginia, Pennsylvania, Vermont, New Hampshire and Maine.

10.1.3 The Borrower hereby covenants and agrees with respect to any Borrowing Base Property as follows:

(a) Leases. The Borrower shall not enter into, amend, modify, supplement or terminate any Lease in excess of 25,000 square feet in any Borrowing Base Property, without the prior written consent of Lender, other than (A) modifications that do not affect the economic terms or length of the term of such Lease, and (B) modifications that do not materially affect the obligations of the applicable Borrower or the tenants thereunder (other than modifications that would increase the obligations of any such tenant and are more favorable to the applicable Borrower).

(b) Management Contracts. From and after the date the Mortgages have been recorded, the Borrower shall obtain the prior written approval of Lender prior to entering into any property management agreement or replacing or terminating the property manager for any Borrowing Base Property.

10.1.4 In calculating the Value-Based Borrowing Base Limit and DSCR-Based Borrowing Base Limit, unless Lender, in its sole and absolute discretion, shall agree otherwise, the following requirements shall apply, and adjustments shall be made to the Borrowing Base (calculated in accordance with the most recent Borrowing Base Certificate delivered hereunder) in order for the amount of such Borrowing Base to comply with the following requirements:

(a) Commencing with the 12 month anniversary after the Closing Date, Net Operating Income from Alternative Use Properties can account for no more than 15% of the total Net Operating Income for the purpose of calculating the Borrowing Base, with any Net Operating Income in excess of such limit being excluded when calculating the Borrowing Base;

(b) commencing with the second (2nd) fiscal quarter after the Effective Date, cash rent generated from any single tenant (or group of affiliated tenants) or from any single distribution facility or parking facility shall not account for more than twenty percent (20%) of the cash rent of the Borrowing Base assets in the Borrowing Base measured for any period, whether for purposes of determining the Estimated Values of the Borrowing Base Properties or for purposes of determining the DSCR-Based Borrowing Base Limit (with any cash rent in excess of such limit being excluded when calculating the Estimated Values of the Borrowing Base Properties or the DSCR-Based Borrowing Base Limit), except for the lease of the City of New York with respect to the Borrowing Base Properties located at (a) 49-19 Rockaway Beach Boulevard, Arverne, New York and (b) 114-15 Guy Brewer Boulevard, Jamaica, New York, so long as the City of New York maintains an S&P rating of “A” or better;

(c) Commencing on the date that is twelve (12) months after the Effective Date, the Borrowing Base Asset Value of any single Borrowing Base Property shall not comprise more than 30% of the aggregate Borrowing Base Asset Values of all Borrowing Base Properties, (with any Borrowing Base Asset Value of any single Borrowing Base Property in excess of such limit being excluded when calculating the aggregate Borrowing Base Asset Values of all Borrowing Base Properties);

(d) The Adjusted Borrowing Base Net Operating Income derived from Borrowing Base Properties subject to an Approved Ground Lease shall not comprise more than ten percent (10%) of the aggregate Adjusted Borrowing Base Net Operating Income of all Borrowing Base Properties measured for any period, whether for purposes of determining the Estimated Values of the Borrowing Base Properties or for purposes of determining the DSCR-Based Borrowing Base Limit (with any Adjusted Borrowing Base Net Operating Income in excess of such limit being excluded when calculating the Estimated Values of the Borrowing Base Properties or the DSCR-Based Borrowing Base Limit); and

(e) Annexed hereto as Schedule VII is the closing date calculation of the Value-Based Borrowing Base Limit and DSCR-Based Borrowing Base Limit.

10.2 Exclusion Events. Notwithstanding anything contained herein to the contrary, if any Real Property previously-qualifying as a Borrowing Base Property ceases to meet the criteria for qualification as such, as set forth in the definition of “Borrowing Base Property” (inclusive of the requirements of Section 10.1.2), or if any of the following events shall occur:

10.2.1 any violation of Environmental Law with respect to such Borrowing Base Property, or presence of Hazardous Materials on, about or under such Borrowing Base Property, regardless of the time when it arose, which could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $5,000,000 or take longer than six (6) months to repair or remediate (measured from the date that all required permits pertaining thereto have been obtained) or such repairs or remediation would be completed after the Maturity Date;

10.2.2 (i) any default by any Borrower, as tenant under any applicable Approved Ground Lease, in the observance or performance of any material term, covenant, or condition of any applicable Approved Ground Lease on the part of such Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or (ii) the leasehold estate created by any applicable Approved Ground Lease shall be surrendered or (iii) any applicable Approved Ground Lease shall cease to be in full force and effect or (iv) any applicable Approved Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or any of the material terms, covenants or conditions of any applicable Approved Ground Lease shall be modified, changed, supplemented, altered, or amended in any manner not otherwise permitted hereunder without the consent of Lender; or

10.2.3 The improvements comprising a Borrowing Base Property have been damaged (ordinary wear and tear excepted) and not repaired or are the subject of any pending or, to any Credit Party’s knowledge, threatened condemnation or adverse zoning proceeding, except as could not reasonably be expected to cause a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or to involve more than $5,000,000 or take longer than six (6) months to repair or remediate (measured from the date of receipt of insurance proceeds with respect to such damage or event) or to be completed after the Maturity Date

(any such condition or event, an “Exclusion Event”) such property shall be immediately removed from all financial covenant and Borrowing Base-related calculations contained herein, and applicable provisions of Section 10.3.2 shall apply. Any such property shall immediately cease to be a “Borrowing Base Property” hereunder, Schedule I attached hereto shall be deemed to have been immediately amended to remove such Real Property from the list of Borrowing Base Properties and the Borrower shall be required, within five (5) Business Days after such property ceases to qualify as a Borrowing Base Property, to satisfy all of the conditions set forth in Section 10 with respect to a Borrowing Base Removal with respect to such property; provided, however, that, if any Real Property removed as a Borrowing Base Property as a result of an Exclusion Event or because it ceases to meet the criteria for qualification as such, as set forth in the definition of “Borrowing Base Property”, subsequently meets such criteria for qualification, and provided that any applicable Exclusion Event shall have been cured, repaired or remedied to the reasonable satisfaction of Lender, such Real Property shall thereafter be included once again as a Borrowing Base Property, provided that the conditions set forth in Section 10.3 (other than those which remain in effect from its prior inclusion as a Borrowing Base Property) are satisfied.

10.3 Addition and Removal of Borrowing Base Properties. At any time after the Effective Date hereof, Borrower shall have the right to cause one or more Real Properties to be released as a Borrowing Base Property (a “Borrowing Base Removal”) or to be added as a Borrowing Base Property (a “Borrowing Base Addition”), provided that no Default or Event of Default shall exist or shall result therefrom and that each of the following conditions are satisfied:

10.3.1 In connection with a Borrowing Base Addition (including addition of the Real Properties listed on Schedule I as the initial Borrowing Base Properties on the Effective Date), upon the satisfaction of the following conditions, Schedule I attached hereto shall be deemed to have been immediately amended to add the applicable Real Properties to the list of Borrowing Base Properties set forth therein:

(a) At least thirty (30) days prior to the date on which Borrower intends for the Borrowing Base Addition to occur, Borrower shall provide (or shall have provided) to

Lender (A) the Real Property location, (B) the Real Property purchase price, (C) either (1) if either not yet acquired, directly or indirectly, or acquired within six (6) months of Borrower’s intended date for the Borrowing Base Addition to occur, pro forma revenues and expenses for the Real Property breaking out the first ninety (90) days following the acquisition of such Real Property and the existing occupancy level of the Real Property, along with the applicable purchase and sale agreement, or (2) if such Real Property has been owned, directly or indirectly, for more than six (6) months, then the financial statements required pursuant to Sections 4.1.1 and 4.1.2 and (b) hereof, along with the applicable deed, in each case reasonably acceptable to the Lender, (D) UCC Searches relating to such Real Property;

(b) Immediately subsequent to the proposed Borrowing Base Addition, the REIT and Borrower shall remain in compliance with the financial covenants contained in Section 5.1;

(c) Such Real Property shall comply with the criteria for qualification as a Borrowing Base Property as set forth in the definition of “Borrowing Base Property” inclusive of the requirements of Section 10.1.2 hereof, and Borrower shall have delivered to Lender a Borrowing Base Certificate and an officer’s certificate of a Responsible Officer certifying as to the compliance of such Real Property with such criteria and containing such detail in respect thereof as Lender may require;

(d) Lender shall have received and approved (which approval shall not be unreasonably withheld, conditioned, or delayed) all due diligence reasonably required by Lender with respect to such Real Property, a title commitment if the Real Property has not yet been acquired or a title policy if the Real Property has been acquired and an updated title report if the Real Property has been owned for more than six (6) months, an Appraisal, survey, engineering and Phase I environmental site assessment reports (together with reliance letters in favor of Lender with respect thereto or reports addressed directly to Lender), UCC Searches and rent rolls;

(e) Lender shall have received and approved Organizational Documents with respect to any new Borrower, which approval shall not be unreasonably withheld, conditioned, or delayed;

(f) The OP shall execute and deliver to Lender a Pledge with respect to OP’s Equity Interests in the new Borrower, substantially in the form of the Pledge executed and delivered on the Effective Date;

(g) The applicable Borrower which owns the proposed Borrowing Base Property shall, execute and deliver to Lender a Mortgage encumbering the proposed Borrowing Base Addition in accordance with Section 4.31 hereof, substantially in the form of the Mortgages executed and delivered on the Effective Date;

(h) Any new Borrower shall execute and deliver to Lender a Joinder Agreement;

(i) Lender shall have received (A) written opinions (in the form accepted as of the Closing Date) from counsel for the Credit Parties covering the enforceability, perfection and due authorization of the new Pledge, the Joinder Agreement and the new Mortgage, and (1) in connection with any opinion of counsel delivered on behalf of Borrower or Guarantor on the Effective Date, in form and substance substantially similar to such opinion or (2) in connection with any opinion of counsel not delivered on behalf of Borrower or Guarantor on the Effective Date, such other matters as Lender shall reasonably request and (B) such financing statements or other documents necessary in order to perfect the security interest created pursuant to such new Pledge and Mortgage, if applicable, as Lender shall reasonably request;

(j) If such Real Property is held pursuant to an Approved Ground Lease, Lender shall have received true and correct copies of such Approved Ground Lease and any guarantees thereof; and (ii) to the extent required by Lender in its reasonable discretion, recognition agreements and estoppel certificates executed by the lessor under such Approved Ground Lease, in form and content reasonably satisfactory to Lender;

(k) Lender shall have received a current property conditions report performed by an engineer reasonably satisfactory to Lender;

(l) Lender shall have received such additional information that Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations;

(m) The approval of Lender to the addition of such Real Property as a Borrowing Base Property shall have been obtained; provided if Lender fails to consent or reject the Borrower’s request for admission of such property to the Borrowing Base within 30 days of receipt of all information and due diligence required hereunder (including the Appraisal), Lender shall be deemed to have approved the addition of such Real Property; and

(n) Borrower shall have deposited such additional amounts into the Mortgage Tax Reserve Account as may be estimated by Lender to be necessary to cover recording charges, title premiums, any applicable mortgage or documentary stamp taxes or other costs that may be associated with the recording of the applicable Mortgage encumbering such Real Property after the occurrence of a Default or Event of Default.

10.3.2 In connection with a Borrowing Base Removal:

(a) Borrower shall deliver to the Lender a Borrowing Base Certificate that reflects the removal of such property from the Borrowing Base;

(b) Upon the removal of any Borrowing Base Property, based upon the then most recent information provided by Borrower to Lender pursuant to Section 4.1 hereof, and the Borrowing Base Certificate delivered pursuant to Section 10.3.2(a), and after adjusting that information to exclude the Net Operating Income and value attributable to the Borrowing Base Property to be so removed, and recalculating the Value – Based Borrowing Base Limit and DSCR – Based Borrowing Base Limit, the REIT and Borrower shall be in compliance with the financial covenants contained in Section 5.1;

(c) The Real Properties that remain in the Borrowing Base shall be in compliance with the requirements in the definition of “Borrowing Base Property” and the covenants set forth in Section 10.1.2 hereof;

(d) To the extent the Borrower is requesting a removal of an Initial Qualified Property, the lender shall have granted its consent to such removal;

(e) Immediately subsequent to the proposed Borrowing Base Removal, and after giving effect to the adjustments referenced in Section 10.3.2), Borrower shall be in compliance with the prepayment covenants contained in Section 2.9.2.

Upon a Borrowing Base Removal in compliance with this Section 9.03(b), Lender promptly shall release in writing the applicable Pledge of interests in the Borrower that owns such removed Borrowing Base Property and the applicable Borrower from the Loan Documents, shall return any Mortgage that was theretofore delivered with respect to such Borrowing Base Property, and shall execute and file all documents necessary to effectuate such releases, including, without limitation, a termination of the UCC financing statement filed in connection with the applicable Pledge.

11.	MISCELLANEOUS

11.1 Full Recourse. The Loans are fully recourse to each of the Credit Parties, and the Lender is expressly permitted to enforce the liability and obligation of the Credit Parties to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein, without limitation, a money judgment or specific performance shall be sought against any Credit Party, or any other appropriate action or proceeding to enable the Lender to enforce and realize upon its interest and rights under the Loan Documents or any other collateral that may be given to Lender pursuant to the Loan Documents.

11.2 Brokers and Financial Advisors. (a) Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than M. Robert Goldman (“Broker”) whose fees shall be paid by Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 11.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

(b) Notwithstanding anything in Section 11.2(a) above to the contrary, Borrower hereby acknowledges that (i) at Lender’s sole discretion, Broker may receive further consideration from Lender relating to the Loan or any other matter for which Lender may elect to compensate Broker pursuant to a separate agreement between Lender and Broker and (ii) Lender shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise.

11.3 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

11.4 Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

11.5 Governing Law.

(a) THIS AGREEMENT, THE NOTE AND THE LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND EACH GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, GUARANTOR OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORKAND BORROWER AND EACH GUARANTOR WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY

IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND EACH GUARANTOR (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK CITY (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK CITY OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

11.6 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

11.7 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

11.8 Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal

Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.10 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

11.12 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents with respect to actions properly taken by Lender or its agents on Borrower’s behalf.

11.13 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

11.14 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

11.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any Affiliate of Lender, or a Loan purchaser, shall be subject to the prior written approval of Lender, provided the foregoing shall not apply to the required Securities and Exchange Commission 8K reporting of the Guarantor. Lender shall not have the right to issue any of the foregoing without Borrower’s prior written approval.

11.16 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.17 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 11.17 shall control every other agreement in the Loan Documents. If the applicable Legal Requirements (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Legal Requirements, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable Legal Requirements, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

11.18 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

11.19 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

11.20 Assignment. The Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign its rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents.

11.21 Set-Off. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender or its respective Affiliates, irrespective of whether or not Lender or its Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower and Lender promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.22 Keepwell in Respect of Swap Debt. Each Credit Party that is a Qualified ECP Guarantor at the time any Borrower either becomes jointly and severally liable for any Swap Obligations pursuant to the terms of this Agreement or grants a mortgage, pledge or other security interest to secure Swap Obligations, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Borrower with respect to such Swap Obligations as may be needed by such Borrower from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.21 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations under this Section 11.21 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.21shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 11.21 to constitute, and this Section 11.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Borrower for all purposes of the Commodity Exchange Act.

11.23 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.24 Limitation on Liability of Lender’s Officers, Employees. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

11.25 Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the basic terms of the Loan consistent with information found on a “tombstone” and Lender’s participation in the Loan. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

114-15 GUY BREWER BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:

				Name:	Paul Cooper
				Title:	Chief Executive Officer

49-19 ROCKAWAY BEACH BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:

				Name:	Paul Cooper
				Title:	Chief Executive Officer

[Signature Page to Loan Agreement]

612 WORTMAN AVENUE, LLC, a New York
limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:

				Name:	Paul Cooper
				Title:	Chief Executive Officer

23-85 87TH STREET, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:

				Name:	Paul Cooper
				Title:	Chief Executive Officer

[Signature Page to Loan Agreement]

GUARANTORS:

GTJ REIT, INC., a Maryland corporation

By:

	Name:	Paul Cooper
	Title:	Chief Executive Officer

GTJ REALTY, LP, a Delaware limited partnership

By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

	By:	GTJ REIT Inc., a Maryland corporation, its manager

By:

			Name:	Paul Cooper
			Title:	Chief Executive Officer

[Signature Page to Loan Agreement]

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By:

Name:	Frederick H. Denecke
Title:	Senior Vice President

[Signature Page to Loan Agreement]

Schedule I

Closing Borrowing Base Properties

Owner:	Property Address:

612 Wortman Avenue, LLC	612 Wortman Avenue, Brooklyn, New York

49-19 Rockaway Beach Boulevard, LLC	49-19 Rockaway Beach Boulevard, Arverne, New York

114-15 Guy Brewer Boulevard, LLC	114-15 Guy Brewer Boulevard, Jamaica, New York

23-85 87th Street, LLC	23-25 87th Street and 88-08 23rd Avenue, East Elmhurst, New York

Schedule I – Page 1

Schedule II

Original GTJ Properties

Owner:	Property Address:

165-25 147th Ave, LLC	165-25 147th Avenue, Jamaica, New York

49-19 Rockaway Beach Boulevard, LLC	49-19 Rockaway Beach Boulevard, Arverne, New York

85-01 24th Ave, LLC	85-01 24th Avenue, East Elmhurst, New York

114-15 Guy Brewer Boulevard, LLC	114-15 Guy Brewer Boulevard, Jamaica, New York

612 Wortman Avenue LLC	612 Wortman Avenue, Brooklyn, New York

23-85 87th Street, LLC	23-25 87th Street and 88-08 23rd Avenue, East Elmhurst, New York

Farm Springs Road LLC	8 Farm Springs Road, Farmington, Connecticut

Schedule II – Page 1

Schedule III

Recently Contributed WU/Lighthouse Properties

(See attached)

Schedule III – Page 1

Recently Contributed GTJ Properties

Property Owner	Property Address
WU/LH 466 Bridgeport L.L.C.	466 Bridgeport Avenue, Shelton, CT
Wu/LH 470 Bridgeport L.L.C.	470 Bridgeport Avenue, Shelton, CT
Wu/LH 950 Bridgeport L.L.C.	950 Bridgeport Avenue and 974 Bridgeport
Avenue, Milford, CT
Wu/LH 12 Cascade L.L.C.	12 Cascade Boulevard, Orange, CT
Wu/LH 15 Executive L.L.C.	15 Executive Boulevard, Orange, CT
WU/LH 35 Executive L.L.C.	35 Executive Boulevard, Orange, CT
WU/LH 15 Progress L.L.C.	15 Progress Drive, Shelton, CT
Wu/LH 22 Marsh Hill L.L.C.	22 Marsh Hill Road, Orange, CT
Wu/LH 25 Executive L.L.C.	25 Executive Boulevard, Orange, CT
Wu/LH 269 Lambert L.L.C.	269 Lambert Road, Orange, CT
Wu/LH 103 Fairview Park L.L.C.	103 Fairview Park Drive, Elmsford, NY
Wu/LH 412 Fairview Park L.L.C.	412 Fairview Park Drive, Elmsford, NY
Wu/LH 401 Fieldcrest L.L.C.	401 Fieldcrest Avenue, Elmsford, NY
Wu/LH 404 Fieldcrest L.L.C.	404 Fieldcrest Drive, Elmsford, NY
Wu/LH 36 Midland L.L.C.	36 Midland Avenue, Port Chester, NY
Wu/LH 100-110 Midland L.L.C.	100-110 Midland Avenue, Port Chester, NY
Wu/LH 112 Midland L.L.C.	112 Midland Avenue, Port Chester, NY
Wu/LH 199 Ridgewood L.L.C.	199 Ridgewood Drive, Elmsford, NY
Wu/LH 203 Ridgewood L.L.C.	203 Ridgewood Drive, Elmsford, NY
Wu/LH 8 Slater L.L.C.	8 Slater Street, Port Chester, NY
Wu/LH 100 American L.L.C.	100 American Road, Morris Plains, NJ
Wu/LH 200 American L.L.C.	200 American Road, Morris Plains, NJ
Wu/LH 300 American L.L.C.	300 American Road, Morris Plains, NJ
Wu/LH 400 American L.L.C.	400 American Road, Morris Plains, NJ
Wu/LH 500 American L.L.C.	500 American Road, Morris Plains, NJ

Schedule IV

Organizational Chart/Subsidiaries

(See attached)

Schedule IV – Page 1

UPREIT STRUCTURE CHART

*	16.67% of said interest is pledged to PNC Bank, National Association.

Schedule V

Applicable Margin Leverage Ratio Grid

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Less than 40%	2.00%	1.00%
Greater than or equal to 40% but less than 45%	2.25%	1.25%
Greater than or equal to 45% but less than 50%	2.50%	1.50%
Greater than or equal to 50% but less than 55%	2.75%	1.75%
Greater than or equal to 55% but less than 60%	3.00%	2.00%
Greater than or equal to 60%	3.35%	2.35%

Schedule V – Page 1

Schedule VI

Special Purpose Entity Requirements

A “Special Purpose Entity” means a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter, except to the extent approved by Lender in writing:

(i) was and will be organized solely for the purpose of owning the Property;

(ii) has not engaged and will not engage in any business unrelated to the ownership of the Property;

(iii) has not had and will not have any assets other than those related to the;

(iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);

(v) has remained and will remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations;

(vi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(vii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns;

(viii) has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix) has not commingled and will not commingle its funds or assets with those of any other Person;

(x) has held and will hold its assets in its own name;

(xi) has conducted and will conduct its business in its name only, and has not and will not use any trade name;

(xii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;

(xiii) has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;

Schedule VI – Page 1

(xiv) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xv) has maintained and will maintain an arm’s-length relationship with its Affiliates;

(xvi) has and will have no indebtedness other than the Permitted Indebtedness;

(xvii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;

(xviii) has not and will not acquire obligations or securities of its partners, members or shareholders;

(xix) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;

(xx) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xxi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxiii) has not made and will not make loans to any Person;

(xxiv) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxv) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xxvi) has and will have no obligation to indemnify its partners, officers, directors, or members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation; and

(xxvii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.

Schedule VI – Page 2

Schedule VII

Borrowing Base Calculations

114-15 Guy Brewer Boulevard, LLC, 49-19 Rockaway Beach Boulevard, LLC,

612 Wortman Avenue LLC, and 23-85 87th Street, LLC

“As Is’ Appraised Values:

114-15 Guy Brewer Boulevard	$29,900,000
49-19 Rockaway Beach Boulevard	$10,900,000
612 Wortman Avenue	$37,700,000
23-85 87th Street	$42,000,000

$120,500,000

Proforma Stabilized Net Operating Income as of Fiscal Year 2014:

Avis Rent A Car System, LLC	$2,091,423
The City of New York (114-15 Guy Brewer)	$1,646,500
The City of New York (49-19 Rockaway)	$653,000
Aqua Duck Flea Market LLC	$639,483
L&M Bus Corp.	$865,729
Metropolitan Paper Recycling, Inc.	$265,918
Motorcycle Safety School, Inc.	$113,965

$6,276,018

Covenant Requirements:

1) Maximum Borrowing Base Leverage of Not More Than 50.0% of Aggregate “As Is” Appraised Values.

(Aggregate “As Is’ Appraised Values = $120,500,000 as of Date of Loan Closing; Leverage Limitation of $60,250,000. Loan Commitment is $45,000,000, with resultant Leverage of 37.34%.)

2) Minimum Borrowing Base Debt Service Coverage of at Least 1.50x.

(Aggregate Proforma Stabilized Net Operating Income for 2014 of $5,439,799 (Per Restriction on Borrowing Base Net Operating Income) and Assumed Unsecured Debt Service of $3,237,573 (Based on Assumed Unsecured Debt of $45,000,000 at 6.00% and 30-Year Amortization). Resultant Coverage of 1.68x.)

3) Minimum Borrowing Base Debt Yield of at Least 12.00%.

(Aggregate Proforma Stabilized Net Operating Income for 2014 of $5,439,799 (Per Restriction on Borrowing Base Net Operating Income) and Maximum Loan Availability of $45,000,000. Resultant Debt Yield of 12.09%.)

Schedule VII – Page 1

Borrowing Base Restrictions:

1) After Six Months from Date of Loan Closing, No Single Tenant Can Account for More Than 20.0% of Borrowing Base Net Operating Income (NOI) (or $1,255,204), Excluding The City of New York.

For Loan Availability Purposes at Date of Loan Closing, Capital One National Association has Calculated the Restricted Borrowing Base NOI to be $5,439,799 Based on the Following Amounts:

Avis Rent A Car System, LLC	$1,255,204	($836,219 Reduction from 2014 NOI)
The City of New York (114-15 Guy Brewer)	$1,646,500	(Excluded)
The City of New York (49-19 Rockaway)	$653,000	(Excluded)
Aqua Duck Flea Market LLC	$639,483
L&M Bus Corp.	$865,729
Metropolitan Paper Recycling, Inc.	$265,918
Motorcycle Safety School, Inc.	$113,965

	$5,439,799

2) After Twelve Months from Date of Loan Closing, No One Property Can Account for More Than 30.0% of Borrowing Base Value (Value Derived from “As Is’ Appraisal Report).

3) After Twelve Months from Date of Loan Closing, No Alternative Use Property Can Account for More Than 15.0% of Borrowing Base Net Operating Income (NOI) in Determining the Minimum Borrowing Base Debt Service Coverage of 1.50x.

4) Minimum Occupancy of at Least 80.0% for Each Borrowing Base Property.

For Loan Availability Purposes at Date of Loan Closing, Capital One National Association Acknowledges the Following Occupancy Rates for Properties Comprising the Initial Borrowing Base:

114-15 Guy Brewer Boulevard	100%
49-19 Rockaway Beach Boulevard	100%
612 Wortman Avenue	100%
23-85 87th Street	100%

5) Each Single-Tenant Property Must Have a Remaining Lease term of at Least Six Years from Date of Loan Closing.

For Loan Availability Purposes at Date of Loan Closing, Capital One National Association Acknowledges the Following Single-Tenant Property Lease Expirations:

114-15 Guy Brewer Boulevard (The City of New York)	Expiration of 12-31-2027
49-19 Rockaway Beach Boulevard (The City of New York)	Expiration of 12-31-2027
23-85 87th Street (Avis Rent A Car System)	Expiration of 10-31-2023

Schedule VII – Page 2

6) If the Borrowing Base Includes a Property Defined as a Warehouse/Distribution Facility, the Tenant Must Have an Investment Grade Rating and the Remaining Lease Term Must be at Least Eight Years from Date of Inclusion Within the Borrowing Base.

7) Properties Under Ground Leases Can Account for No More than 10.0% of Borrowing Base Net Operating Income.

Schedule VII – Page 3

Exhibit A

Loan Request

Form of Request for Advance

Capital One, National Association

Attention: [                    ]

Re: 114-15 GUY BREWER BOULEVARD, LLC, 49-19 ROCKAWAY BEACH BOULEVARD, LLC, 612 WORTMAN AVENUE, LLC, AND 23-85 87TH STREET, LLC, each a New York limited liability company (“Borrower”)

Loan #                      (“Loan”)

Ladies and Gentlemen:

Pursuant to the terms of that certain Loan Agreement dated as of [            , 2014 (the “Loan Agreement”), and the representations and warranties set forth therein and herein, Borrower hereby submits a request for an advance as set forth below. The form of Interest Rate Election Request for the Advance is attached hereto. Capitalized terms have the same meanings as in the Loan Agreement.

(a)	the aggregate amount of the requested Borrowing $ ;

(b)	the date of such Borrowing, which shall be a Business Day ;

(c)	the requested Borrowing shall be a Eurodollar Loan or a Base Rate Loan; and

(d)	the location and number of Borrower’s account to which funds are to be disbursed

This request for advance (“Request”) shall be deemed to be a representation by Borrower and of the person/entity signing this Request (in the case of the person/entity signing this Request, to person’s/entity’s knowledge) that (A) no Default or Event of Default has occurred or will exist upon the making of this requested disbursement; (B) the representations and warranties contained in the Loan Agreement and in the other Loan Documents are, as of the date hereof, true, correct and complete in all material respects; (C) all information set forth in this Request, and on any exhibit attached hereto is true, correct and complete in all material respects; and (D) all conditions precedent to the disbursement to be made in connection with this Request as required under the Loan Agreement and the other Loan Documents, have been satisfied.

[No further text on this page.]

Exhibit A – Page 1

This Request is submitted as of             , 20    .

BORROWER:

114-15 GUY BREWER BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

49-19 ROCKAWAY BEACH BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

Exhibit A – Page 2

612 WORTMAN AVENUE, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

23-85 87TH STREET, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

Exhibit A – Page 3

Exhibit B

Compliance Certificate

Form of Compliance Certificate

Financial Statement Date:             ,

To:	Capital One, National Association

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated [            ], 2014 (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Loan Agreement” the terms defined therein being used herein as therein defined), among 114-15 GUY BREWER BOULEVARD, LLC, 49-19 ROCKAWAY BEACH BOULEVARD, LLC, 612 WORTMAN AVENUE, LLC, AND 23-85 87TH STREET, LLC, each a New York limited liability company (the “Borrower”) and Capital One, National Association (“Lender”).

The undersigned, hereby certifies as of the date hereof that he/she is the [            ] of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

[Use following paragraph I for fiscal year-end financial statements]

1. Borrower has delivered the year-end consolidated financial statements of Borrower, required by Section 4.1.1 of the Loan Agreement for the fiscal year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph I for fiscal quarter-end financial statements]

1. Borrower has delivered the financial statements of Borrower required by Section 4.2.2 of the Loan Agreement for the fiscal quarter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all their obligations under the Loan Documents, and

Exhibit B – Page 1

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Section 3 of the Loan Agreement, and any representations and warranties of the Borrower and Guarantor that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[Remainder of Page Intentionally Left Blank]

Exhibit B – Page 2

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of

BORROWER:

114-15 GUY BREWER BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

49-19 ROCKAWAY BEACH BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

Exhibit B – Page 3

612 WORTMAN AVENUE, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

23-85 87TH STREET, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

Exhibit B – Page 4

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

Statement Date:             , 20

1. DETAILED CALCULATIONS TO BE ATTACHED

Exhibit C

Interest Rate Selection Request

Form of Interest Rate Election Request

To:	Capital One, National Association

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of [            , 2014 (as modified and in effect from time to time, the “Loan Agreement”) between the undersigned and Capital One, National Association. Terms used but not defined in this Interest Rate Election Request have the respective meanings assigned to such terms in the Loan Agreement.

Pursuant to Section 2.3.1 of the Loan Agreement, for the Interest Period beginning on [            ] 20[    ], the undersigned notifies you that it hereby elects LIBOR contract rate with a:

☐	One month maturity

☐	Two month maturity

☐	Three month maturity

[Remainder of Page Intentionally Left Blank]

Exhibit C – Page 1

BORROWER:

114-15 GUY BREWER BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
.				Title:	Chief Executive Officer

49-19 ROCKAWAY BEACH BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

Exhibit C – Page 2

612 WORTMAN AVENUE, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

23-85 87TH STREET, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

Exhibit C – Page 3

Exhibit D

Form of Borrowing Base Certificate

Exhibit D – Page 1

FORM OF BORROWING BASE CERTIFICATE

TO:	Capital One, National Association (“Lender”)

RE:	Loan Agreement dated as of April 8, 2014 (as amended from time to time, the “Loan Agreement”) among Lender, 114-15 Guy Brewer Boulevard, LLC, 49-19 Rockaway Beach Boulevard, LLC, 612 Wortman Avenue, LLC and 23-85 87th Street, LLC, as Borrowers (together with each other party that may become a Borrower thereto (collectively, the “Borrowers”), and GTJ REIT, Inc. and GTJ Realty, LP, as Guarantors

This Borrowing Base Certificate is submitted by Borrower to Lender pursuant to the provisions of the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

Calculations of the Borrowing Base are set forth on the Certificates annexed hereto.

The Borrower hereby further certifies, warrants and represents to the Lender that: (i) to the best of the Borrower’s knowledge, the financial information provided by the Borrower to the Lender herein is true and accurate in all material respects; and (ii) to the best of the Borrower’s knowledge, an Event of Default which is continuing has not occurred under the Loan Agreement or any of the other Loan Documents.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Executed as an instrument under seal as of the          day of             , 20    .

BORROWER:

114-15 GUY BREWER BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

49-19 ROCKAWAY BEACH BOULEVARD, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

612 WORTMAN AVENUE, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

23-85 87TH STREET, LLC, a New York limited liability company

By:	GTJ Realty, LP, a Delaware limited partnership, its sole member

	By:	GTJ GP, LLC, a Maryland limited liability company, its general partner

		By:	GTJ REIT Inc., a Maryland corporation, its manager

By:
				Name:	Paul Cooper
				Title:	Chief Executive Officer

Borrowing Base Calculation

(Attached)

Exhibit E

Joinder Agreement

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of             , 20    , by                     , a                      (“Joining Party”), and delivered to Capital One, National Association, as Agent, pursuant to §10.3.1(h) of the Loan Agreement dated as of April 8, 2014, as from time to time in effect (the “Loan Agreement”), among 114-15 Guy Brewer Boulevard, LLC, 49-19 Rockaway Beach Boulevard, LLC, 612 Wortman Avenue, LLC, and 23-85 87th Street, LLC (together with any other Borrowers that become a party to the Loan Agreement pursuant to Section 10.3 thereof, each a “Borrower”, and collectively, the “Borrowers”), GTJ Realty, LP, a Delaware limited liability company, and GTJ REIT, Inc., a Maryland Corporation, as guarantors, and Capital One, National Association (“Lender”). Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Loan Agreement.

RECITALS

A. Joining Party is required, pursuant to §10.3 of the Loan Agreement, to become a Borrower under the Loan Agreement as a condition to effectuating a Borrowing Base Addition.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Loan Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Borrower” under the Loan Agreement and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Loan Agreement and the other Loan Documents. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Borrower under the Loan Agreement and the other Loan Documents.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Lender that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Lender on or prior to the date hereof and approved by the Lender in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Loan Agreement), the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Borrower on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents of Borrower are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Borrower.

Exhibit E – Page 1

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Loan Documents heretofore delivered to Lender shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Lender, will promptly become a party to the Loan Agreement to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Lender may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF ANY JURISDICTION).

6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is             , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

,
a

By:

Name:

Title:

ACKNOWLEDGED:

CAPITAL ONE, NATIONAL ASSOCIATION

By:

Its:

[Printed Name and Title]

Exhibit E – Page 2